Exhibit 2.1

PURCHASE AGREEMENT
BETWEEN
OMAM (2016 NEWCO) LLC,
OMAM INC.,
LANDMARK PARTNERS, LLC,
LMRK INTERMEDIARY, INC.,
THE SELLERS NAMED HEREIN
AND
THE SELLER REPRESENTATIVE NAMED HEREIN

DATED AS OF JUNE 13, 2016

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TABLE OF CONTENTS
(continued)
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This PURCHASE AGREEMENT, is made and entered into as of June 13, 2016 (as amended or modified from time to time in accordance herewith, including all Schedules and Exhibits hereto, this “Agreement”), by and among Landmark Partners, LLC, a Delaware limited liability company (the “Company”), OMAM (2016 Newco) LLC, a Delaware limited liability company (“Purchaser”), OMAM Inc., a Delaware corporation (“OMAM”), LMRK Intermediary, Inc., a Delaware corporation (“Newco”), and each of the individuals set forth under the heading “Sellers” on the signature pages hereto (together with Newco, the “Sellers” and each a “Seller”) and Timothy L. Haviland as the representative of the Sellers (“Seller Representative”).
RECITALS
WHEREAS, the Sellers own 46.25% of the outstanding limited liability company interests of the Company;
WHEREAS, the Company has entered into that certain Purchase and Sale Agreement, dated as of April 26, 2016 (the “Religare Agreement”), by and among Religare Enterprises Limited, Religare Global Asset Management, Inc. (“Religare”), the Company and LMP Representative Co. LLC;
WHEREAS, upon the consummation of the transactions contemplated by the Religare Agreement (the “Religare Transaction”), the Sellers will own all of the outstanding limited liability company interests of the Company;
WHEREAS, the Company owns all of the issued and outstanding limited liability company interests of Landmark Equity Advisors LLC, a Delaware limited liability company (“Landmark Equity”) and Landmark Realty Advisors LLC, a Delaware limited liability company (“Landmark Realty” and, together with the Company and Landmark Equity, the “Adviser Entities”);
WHEREAS, the Adviser Entities, either directly or through their Subsidiaries, are principally engaged in the business of providing Investment Services (as defined below) (the “Business”), including (1) acting as a trustee, general partner, manager, or managing member of, and/or acting as an investment manager, investment adviser, or sub-adviser to, private equity funds of funds, real estate funds of funds, and other pooled investment vehicles excepted from the definition of “investment company” under the Investment Company Act pursuant to Section 3(c) of the Investment Company Act (or similar provisions of Applicable Law of any jurisdiction other than the United States), the shares of or interests in which are privately offered and not registered under the Securities Act (or similar provisions of Applicable Law of any jurisdiction other than the United States) (the “Private Fund Clients”), and (2) acting as an investment manager, investment adviser, or sub-adviser directly to institutional clients (including governments, insurance companies, corporations, employee benefit plans, single-employer and multi-employer pension plans, unions and endowments), on a managed account basis or otherwise (exclusive of Private Fund Clients, the “Direct Clients”);
WHEREAS, subject to the terms and conditions set forth herein, each of the Sellers desires to sell to Purchaser, and Purchaser desires to purchase from each of the Sellers the limited liability company interests (as represented by units in the Company) set forth opposite the name of each such Seller on Schedule A (the “Purchased Interests”), which, in the aggregate, represent 60% of the limited liability company interests in the Company; and
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:
Article I.
Definitions
1.01    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below, including for purposes of the Preamble and the Recitals hereof:
“Acquired Companies” means, collectively, the Company, Landmark Equity, Landmark Realty, LMK Services, Mill Pond Associates and their respective Subsidiaries and “Acquired Company” means each of the foregoing, individually, and, solely with respect to the representations and warranties contained in Section 3.02, the term “Acquired Companies” and “Acquired Company” shall also include Landmark Europe.
“Acquisition Proposal” means any offer or proposal by a third party (other than pursuant to the Religare Agreement) for (a) any acquisition or purchase, direct or indirect, of any material portion of the assets of the Acquired Companies, (b) any acquisition or purchase, direct or indirect, of any outstanding or newly issued Interests, Rights or debt securities of any of the Acquired Companies, or (c) a merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any of the Acquired Companies.
“Adviser Entities” has the meaning set forth in the Recitals.
“Advisory Contract” means each Contract pursuant to which an Adviser Entity renders Investment Services to any Client, including Direct Client Advisory Contracts and Private Fund Client Advisory Contracts.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing; provided that no Client will be deemed an “Affiliate” of an Acquired Company.
“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of Applicable Law.

“Aggregate Purchase Price” means an amount equal to $225,000,000.00.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated Company Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, in a form to be reasonably agreed upon in good faith by Purchaser, OMAM, the Company and the Sellers and including, among other things, the incorporation of the terms in the Term Sheet applicable thereto.
“Applicable Law” means, for any Person at any time of determination, any constitution, statute, law (including the common law and equity), ordinance, rule, regulation or administrative order (including of any Governmental Authority or Self-Regulatory Organization) or any judgment, decree, order or other requirement, governmental permit or license to which such Person or any of its properties is subject at such time.
“Asset Allocation” has the meaning set forth in Section 4.09(b).
“AUM” means (i) with respect to each account of any Client as of any date that pays an investment management fee or investment advisory fee based on net asset value or fair market value, the net asset value or fair market value, as the case may be, for such account as of such date with respect to which the applicable Acquired Company provides Investment Services and is entitled to receive an investment management and/or investment advisory or subadvisory fees and (ii) with respect to each account of any Client as of any date that pays an investment management fee or investment advisory fee based on committed capital or gross asset value, the amount of gross assets or committed capital for such account as of such date with respect to which the applicable Acquired Company provides Investment Services and is entitled to receive an investment management and/or investment advisory or subadvisory fees.
“Audited Financial Statements” has the meaning set forth in Section 3.02(g)(1).
“Base Date” means March 31, 2016.
“Base Estimated Revenue” has the meaning set forth on Schedule B.
“Board of Directors” or “Board” means, with respect to any Person, the board of directors or trustees or such other similar governing body or group established pursuant to the Constituent Documents of such Person.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day other than a Saturday or Sunday or a day in which banking institutions in Boston, Massachusetts are authorized or required by law to close.

“Business Records” means all administrative and policy manuals, customer lists (including, for each Client and each investor in any Private Fund Client, names, addresses, contact information, Advisory Contracts and detailed statements of AUM and capital commitments), marketing materials, sales records, accounting records, personnel files or related records of any Company Employee (including Form I-9, the official personnel file, time and attendance records, performance management, compensation, supervisor and departmental files), all employee manuals and handbooks, records relating to Taxes and Tax Returns, documentation constituting or relating to any Employee Benefit Plan, employment policy statements, employment customs and practices, internal regulations, and all other books, records and documents that pertain to any Acquired Company or the Business (in each case, in any form or medium), including the records required to be preserved by investment advisers pursuant to Rule 204-2 under the Investment Advisers Act.
“Calculation” has the meaning set forth in Section 2.05(b).
“Capital Contribution Portion” means, with respect to each of the Sellers, the percentage set forth opposite his, her or its name on Schedule A.
“CEA” means the Commodity Exchange Act of 1936, as in effect on the date hereof, and the rules and regulations promulgated thereunder.
“Client” or “Clients” means Persons to whom an Adviser Entity provides Investment Services, including Direct Clients and Private Fund Clients.
“Client Consent” means:
(a)    with respect to a Client that is a Private Fund Client (other than any Private Fund Client identified in any of clauses (b) through (f) of this definition), that:
(i)    the general partner, managing member or similar governing entity of such Private Fund Client has provided written consent to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement (“GP Consent”);
(ii)    for the period commencing on the date of delivery of the written notice described in Section 4.03 and ending on the 45th calendar day after such delivery, a majority-in-interest of limited partners or other investors of such Private Fund Client (determined by reference to their relative capital commitments to such Private Fund Client) have not provided to the applicable Adviser Entity written objections to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement (excluding for this purpose any such objection by a limited partner or other investor that is expressly withdrawn prior to the Closing, which withdrawal must be in writing);

(iii)    in the case of each of Landmark Real Estate Partners V, L.P., Landmark IAM Real Estate Partnership V, L.P., Landmark Real Estate Partners VI, L.P., Landmark Real Estate Partners VI Offshore, L.P., Landmark Equity Partners XIII, L.P., Landmark Equity Partners XIII-A, L.P., Landmark Equity Partners XIV, L.P., Landmark Equity Partners XV, L.P., Landmark Equity Partners XV Offshore, L.P., Landmark Real Estate Partners VII, L.P., Landmark Real Estate Partners VII Offshore, L.P. and NCL Investments, L.P., (x) the Advisory Board (as defined in the Constituent Documents of such Private Fund Client) of such Fund has provided its written approval of the action of the general partner, managing member or other similar governing entity of such Private Fund Client in consenting on behalf of such Private Fund Client to any assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement in accordance with the partnership agreement, trust agreement or other applicable Constituent Documents of such Private Fund Client or (y) with respect to Landmark Real Estate Partners V, L.P. and Landmark IAM Real Estate Partnership V, L.P., either (I) the Advisory Board (as defined in the Constituent Documents of such Private Fund Client) of such Private Fund Client has provided its written approval of the action of the general partner, managing member or other similar governing entity of such Private Fund Client in consenting on behalf of such Private Fund Client to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement in accordance with the applicable partnership agreement or (II) a majority in interest of the respective limited partners of each such Private Fund Client determined by reference to their relative capital commitments to such Private Fund Client (including, with respect to Landmark Real Estate Partners V, L.P., at least two limited partners that have designated members to the Advisory Board) has provided written consent to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement;
(iv)    in the case of Landmark Equity Partners XIV, L.P., either (x) each limited partner of such Private Fund Client set forth on Schedule 1.01(a) has provided its waiver of the provision described in on Schedule 1.01(a) or (y) a majority in interest of the limited partners of such Private Fund Client determined by reference to their relative capital commitments to such Private Fund Client have provided the written consent described on Schedule 1.01(a);
(v)    in the case of Landmark IAM Partnership, L.P., Landmark IAM Partnership XI, L.P., Landmark IAM Real Estate Partnership V, L.P. and Landmark IAM Growth Capital, L.P., the trustees of IAM National Pension Fund have provided written consent to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement in accordance with the Advisory Contract for each such Private Fund Client; and
(vi)    for the avoidance of doubt, the actions required by clauses (iii), (iv) and (v) of this clause (a) shall be in addition to the actions required by clause (i) and (ii) of this clause (a); provided that the written consent described in clause (iv)(y) of this clause (a) will be deemed to satisfy clause (ii) of this clause (a) with respect to Landmark Equity Partners XIV, L.P.;

(b)    with respect to each of LWFB Co-Investment Fund I, L.P., Landmark – NYC Fund I, L.P., Landmark Real Estate Partners VII-IP Co-Investment, L.P., Landmark Real Estate Partners VI-OPERS Co-Investment, L.P., Landmark Real Estate Partners VII-OPERS Co-Investment, L.P., and Landmark TX ERS Co-Investment Fund I, L.P., that (A) GP Consent has been obtained and (B) (x) a majority in interest of the respective limited partners of such Private Fund Client determined by reference to their relative capital commitments to such Private Fund Client has provided written consent to such assignment or deemed assignment of the applicable Advisory Contract resulting from the transaction contemplated by this Agreement and the Religare Agreement, and (y) solely in respect of Landmark TX ERS Co-Investment Fund I, L.P., the special limited partner has provided written consent to such assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement;
(c)    with respect to Landmark Hudson Partners I, L.P., that (A) GP Consent has been obtained and (B) the special limited partner has provided written consent to such assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement;
(d)    with respect to each of Landmark Partners 1907 Fund I, L.P., Landmark Partners 1907 Fund II, L.P., and Columbus Opportunity Fund, L.P., that (A) GP Consent has been obtained and (B) the sole limited partner of such Private Fund Client has provided its written consent to such assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement;
(e)    with respect to Landmark Partners Insurance Fund, that the other party to the subadvisory agreement has provided its written consent to such assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement;
(f)    with respect to each of Landmark Equity Fund VI, Landmark Equity Trust VII and Landmark Real Estate Trust IV, that (A) the trustee of such Private Fund Client has provided its written consent to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement in accordance with the Constituent Documents of such Private Fund Client and (B) a majority-in-interest of the respective trust participants of such Private Fund Client have provided a written consent to the assignment or deemed assignment of the applicable trust agreement resulting from the transactions contemplated by this Agreement and the Religare Agreement; and
(g)    with respect to a Client other than a Private Fund Client, that such Client has provided its written consent to the assignment or deemed assignment of the applicable Advisory Contract resulting from the transactions contemplated by this Agreement and the Religare Agreement in accordance with such Advisory Contract and any other written agreements with such Client.

“Closing” has the meaning set forth in Section 2.02(a).
“Closing Current Assets” means, with respect to the Company and its Subsidiaries on a consolidated basis, the sum of all current assets of the Acquired Companies reflected in the line items included on Schedule C, in each case determined in accordance with GAAP and consistent with the accounting policies applied to the preparation of the Most Recent Audited Balance Sheet.
“Closing Current Liabilities” means, with respect to the Company and its Subsidiaries on a consolidated basis, the sum of all current liabilities of the Acquired Companies reflected in the line items included on Schedule C, in each case determined in accordance with GAAP and consistent with the accounting policies applied to the preparation of the Most Recent Audited Balance Sheet.
“Closing Date” has the meaning set forth in Section 2.02(a).
“Closing Estimated Revenue” has the meaning set forth on Schedule B.
“Closing Estimated Revenue Statement” has the meaning set forth in Section 2.03(a)(1).
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies as of the effective time of the Closing, including Indebtedness under the Credit Agreement but excluding the Mill Pond Loan.
“Closing Net Working Capital” means (a) the aggregate amount of Closing Current Assets minus (b) the aggregate amount of Closing Current Liabilities.
“Closing Payment Portion” means, with respect to each of the Sellers, the percentage set forth opposite his, her or its name on Schedule A.
“Closing Purchase Price” has the meaning set forth in Section 2.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Employees” means any employees, directors or officers of any Acquired Company, whether active or terminated.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.02(a), 3.02(b), 3.02(c)(1), 3.02(e) and 3.02(n).

“Company Material Adverse Effect” means, with respect to the Acquired Companies, any fact, event, change, condition, occurrence, development, circumstance or effect that, individually or in the aggregate with other facts, events, changes, conditions, occurrences, developments, circumstances or effects:
(a)    has, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies and the Business, taken as a whole, or
(b)    would prevent or materially impair the ability of the Sellers or the Company to consummate sale of the Purchased Interests at the Closing;
provided that, in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (1) changes in general economic conditions, the securities markets generally or in equity or debt market conditions generally which do not disproportionately affect the Acquired Companies or the Business compared to other Persons engaged principally in the business of providing Investment Services in the United States, (2) changes in Applicable Law or accounting requirements or principles under GAAP, which do not disproportionately affect the Acquired Companies or the Business compared to other Persons engaged principally in the business of providing Investment Services in the United States, (3) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, which do not disproportionately affect the Acquired Companies or the Business compared to other Persons engaged principally in the business of providing Investment Services in the United States, (4) actions, or effects of actions, taken or not taken by the Sellers or the Company at the written direction of Purchaser or its Affiliates in accordance with this Agreement, (5) natural disasters or “acts of God,” which do not disproportionately affect the Acquired Companies or the Business compared to other Persons engaged principally in the business of providing Investment Services in the United States, (6) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (7) the failure to obtain any Consents from Clients (provided that the underlying cause of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) or (8) any changes in the market price, trading volume or value of any securities or portfolio assets of any Client or failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying cause of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein).

“Confidentiality Agreement” means the letter agreement between the Company and Purchaser dated March 17, 2016.
“Connecticut Transfer Act” has the meaning set forth in Section 3.02(x)(3)(H).
“Consent” means any consent, approval, authorization, waiver, permit, grant or concession of or to any Person or with respect to any Governmental Authority or Self-Regulatory Organization, any order, registration, certificate, declaration or filing.
“Consenting Client” means Clients from which an Adviser Entity has received Consent to the transactions contemplated by this Agreement in accordance with Section 4.03 (including Clients of any Adviser Entity who first become such between the date of this Agreement and the Closing Date and grant their Consent in accordance with Section 4.03 or sign an Advisory Contract containing the required Consent), which Consent has not been withdrawn or modified orally or in writing, and remains in full force and effect, as of the Closing.
“Constituent Documents” means the certificate of incorporation, stockholders agreement and bylaws of a corporation, the certificate of formation and the operating agreement of a limited liability company, the certificate of partnership and limited partnership agreement of any limited partnership, the trust agreement of any trust and the comparable documents of other entities.
“Contract” means, with respect to any Person, any legally binding oral or written agreement, indenture, debt instrument, contract, lease or other commitment to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.
“Cooperating Party” has the meaning set forth in Section 4.15.
“Credit Agreement” means that certain Fifth Amended and Restated Loan and Security Agreement, dated as of May 27, 2014, between Silicon Valley Bank and the Company, as amended by the First Loan Modification to the Fifth Amended and Restated Loan and Security Agreement, dated March 16, 2016.
“Damages” any and all claims, actions, liabilities, losses, damages, costs and expenses, including (i) the reasonable fees and disbursements of counsel in connection with any Third Party Claim or Direct Claim and (ii) to the extent reasonably foreseeable, any special, consequential, incidental or indirect damages or lost profits or revenue or diminution in value suffered by any Purchaser Indemnitee, but excluding, in the case of clause (ii), any punitive or exemplary damages (except to the extent awarded or finally determined in any Third Party Claim).
“Data Room” means the electronic data room established for purposes of the transactions contemplated hereby and maintained by Seller.

“Deductible Amount” has the meaning set forth in Section 6.03(a)(2).
“Designated Firm” means KPMG LLC, Pricewaterhousecoopers LLP or Deloitte & Touche LLP.
“Direct Claim” has the meaning set forth in Section 6.06.
“Direct Clients” has the meaning set forth in the Recitals.
“Direct Client Advisory Contract” means each Contract pursuant to which any Adviser Entity renders Investment Services to any Direct Client in connection with the Business.
“Disclosure Schedule” has the meaning set forth in Section 3.01.
“Dispute Notice” has the meaning set forth in Section 2.05(d).
“Disputed Item” has the meaning set forth in Section 2.05(d).
“Distribution” means the distribution to the Sellers (other than Newco) by the Company at the Closing of an amount in cash equal to the OMAM Capital Contribution.
“Employee Benefit Plan” or “Plan” has the meaning set forth in Section 3.02(o).
“Employment Agreements” means the Employment Agreements with each of the Sellers, in a form to be reasonably agreed upon in good faith by Purchaser, OMAM, the Company and the Sellers and including, among other things, the incorporation of the terms in the Term Sheet applicable thereto.
“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.
“Environmental Law” means any and all applicable federal, state and local laws, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, registration, distribution, formulation, packaging, labeling, or release of or exposure to Hazardous Materials, as each of the foregoing are promulgated and in effect on or prior to the Closing Date, including but not limited to: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §

2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies to the foregoing.
“Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required or issued by any Governmental Authority under or in connection with any Environmental Law, including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Authority under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect on the date hereof, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” has the meaning set forth in Section 3.02(o)(1).
“Estimated Excess Cash Statement” has the meaning set forth in Section 2.03(a)(2).
“Estimated Sellers’ Transaction Expenses and Closing Indebtedness Statement” has the meaning set forth in Section 2.03(a)(3).
“Excess Cash” means the difference between (1) the cash and cash equivalents of the Acquired Companies, excluding any amounts of restricted cash and (2) the sum of (a) all accrued bonuses, adjusted to reflect the Company’s obligation for payroll taxes realized upon such payment (if any), and (b) deferred or unearned revenue.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect on the date hereof, and the rules and regulations promulgated thereunder.
“Family Member” means, with respect to a Seller (other than Newco), (a) such Seller’s spouse, parents, grandparents, children, grandchildren and siblings, (b) such Seller’s former spouse(s) and the current spouses of such Seller’s parents, grandparents, children, grandchildren and siblings, and (c) estates, trusts, partnerships and other entities of which substantially all of the interests are held directly or indirectly by any of the foregoing Persons.
“Final Estimated Revenue” has the meaning set forth in Section 2.05(a).
“Final Excess Cash” has the meaning set forth in Section 2.05(a).
“Financial Statements” has the meaning set forth in Section 3.02(g)(1).
“FINRA” means the Financial Industry Regulatory Authority.
“Firm” means an independent, qualified accounting firm of recognized national or regional standing.

“Fund” means any real estate fund, private equity fund, investment company, mutual fund, business development company, partnership, fund, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, hedge fund or other pooled investment vehicle, whether or not registered under the Investment Company Act or Securities Act (or similar provisions of Applicable Law of any jurisdiction other than the United States).
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Authority” means any supra‑national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other federal, state or local governmental authority, entity or instrumentality thereof) or any quasi‑governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi‑governmental authority.
“GP Consent” has the meaning set forth in the definition of “Client Consent.”
“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes which are regulated under or for which liability can be imposed under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” of any Person means and includes, without duplication, the sum of the outstanding principal amount of accrued and unpaid interest on and other payment obligations (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment) arising under any of the following: (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other similar debt instrument or debt security, (c) obligations of such Person with respect to letters of credit or similar instruments or arrangements (excluding any undrawn amounts in respect of such letter of credit, instrument or arrangement), (d) indebtedness secured by a Lien on assets or properties of such Person, (e) obligations due and owing under any interest rate, currency or other hedging agreement as a result of the termination thereof, (f) any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, which obligation is required to be treated as a capitalized lease under GAAP, (g) the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business assets or securities but excluding ordinary course trade payables), (h) with respect to the Company, unpaid distributions to members which are declared or contractually obligated under the Second Amended and Restated Limited Liability Company Agreement of Landmark Partners, LLC dated April 17, 2011 to be paid at or before the Closing, subject to 4.01(a), (i) with respect to the Company, any amounts owed to former holders of Class C Units of the Company (if any) or (j) guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (g) above.

“Indemnified Party” has the meaning set forth in Section 6.04.
“Indemnifying Party” has the meaning set forth in Section 6.04.
“Indemnity Percentage” means, with respect to any Seller (excluding Newco), a fraction, expressed as a percentage, the numerator of which is the aggregate amount of cash proceeds paid to such Seller under this Agreement and the denominator of which is the aggregate amount of cash proceeds paid to all of the Sellers (excluding Newco) under this Agreement.
“Information Technology” means Software and any tangible or digital computer systems (including computers, servers, workstations, routers, hubs, switches, networks, data communications lines, firmware, middleware and hardware), data or information subscription or access agreements and telecommunications systems, and all information technology equipment, and all related documentation.
“Intellectual Property” means all patents, designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, domain names and copyrights; all registrations of and applications for any of the foregoing; all trade secrets and processes; all social media profiles, including social media usernames, handles and other account holder names and their affiliated passwords; and all Software (including documentation and related object and, if applicable, source codes).
“Interests” means limited partnership interests, general partnership interests, limited liability company interests, shares of capital stock or other equity interests or ownership interests.
“Interim Financials” has the meaning set forth in Section 3.02(g)(1).
“Investment Advisers Act” means the Investment Advisers Act of 1940, as in effect on the date hereof, and the rules and regulations promulgated thereunder.
“Investment Company” has the meaning set forth in the Investment Company Act.
“Investment Company Act” means the Investment Company Act of 1940, as in effect on the date hereof, and the rules and regulations promulgated thereunder.
“Investment Services” means any investment advisory, investment subadvisory, investment management and other similar services, including (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds); (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds); (iii) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act; (iv) rendering investment advice for a fee or other compensation, directly or indirectly, within the meaning of Section 3(21)(A)(ii) of ERISA or Section 4975(e)(3)(B) of the Code; or (v) acting as a trustee, general partner, manager, or managing member of any Person that is an Affiliate of the provider of the services described in items (i) through (iv), including any Private Fund Client.

“IRS” means the Internal Revenue Service.
“KELP” means a Delaware limited partnership to be formed by the Sellers for purposes of holding their ownership interests in the Company from and after the Closing.
“KELP Agreement” means the Amended and Restated Limited Liability Company Agreement of the KELP, in a form to be reasonably agreed upon by Purchaser, OMAM, the Company and the Sellers and including, among other things, the incorporation of the terms in the Term Sheet applicable thereto.
“Knowledge” means the actual knowledge, after reasonable inquiry, of each of Francisco L. Borges, Timothy L. Haviland, Tina St. Pierre, Ian Charles and Antoinette Lazarus.
“Landmark Equity” has the meaning set forth in the Recitals.
“Landmark Europe” means Landmark Partners (Europe) Limited, a limited company existing under the laws of England and Wales.
“Landmark Realty” has the meaning set forth in the Recitals.
“Leased Real Property” has the meaning set forth in Section 3.02(y)(2).
“Liabilities” means any debt, obligation, or liability, absolute, fixed, contingent, or otherwise, of any nature whatsoever, whether due or to become due, whether known or unknown, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts, or other condition.
“Liens” means any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, lien, option, right of first refusal, conditional sale or title retention agreement, easement, encroachments or other encumbrance or restriction or limitation of any kind.
“Litigation” has the meaning set forth in Section 3.02(l).
“LMK Services” means LMK Services Inc., a Delaware corporation.
“Material Contract” has the meaning set forth in Section 3.02(h)(1).
“Materiality Qualifiers” means qualifications as to materiality or Company Material Adverse Effect (or any similar qualification) in any representation or warranty set forth herein.
“Maximum Amount” has the meaning set forth in Section 6.03(b).

“Mill Pond Associates” means Mill Pond Associates, LLC, a Connecticut limited liability company.
“Mill Pond Loan Documents” means that certain Loan Agreement, dated February 1, 2008, by and between Mill Pond Associates, as borrower, and Bank of America, N.A., which was entered into in order to finance the purchase price of the property located at 10 Mill Pond Lane, Simsbury, CT, as amended by First Amendment to Loan Agreement, dated April 17, 2011, and agreement, instrument or document executed and delivered to Bank of America, N.A. in connection with the $2,805,000 mortgage loan made by Bank of America, N.A. to Mill Pond Associates (the “Mill Pond Loan”), together with any renewals, extensions, modifications or amendments thereof and the related mortgage and conditional assignment of leases and rentals thereunder.
“Minimum Claim Amount” has the meaning set forth in Section 6.03(a)(1).
“Most Recent Audited Balance Sheet” has the meaning set forth in Section 3.02(g)(1).
“Newco” has the meaning set forth in the Recitals.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OMAM” has the meaning set forth in the Preamble.
“OMAM Capital Contribution” means a contribution of capital to the Company by Purchaser in an amount equal to $15,000,000, as adjusted in accordance with Sections 2.03 through 2.06.
“OMAM Capital Contribution Reduction Amount” means (a) if the Closing Estimated Revenue is greater than or equal to 95.0% of Base Estimated Revenue, then zero or (b) if the Closing Estimated Revenue is less than 95.0% of Base Estimated Revenue, the amount resulting from the following formula:

(95.0% Base Estimated Revenue — Closing Estimated Revenue) x $15,000,000
Base Estimated Revenue
“Outside Date” has the meaning set forth in Section 7.01(b).
“Owned Real Property” means the real property located at 10 Mill Pond Lane, Simsbury, CT owned in fee by Mill Pond Associates, together with all building, structures, improvements, fixtures and improvements located therein, together with all rights, easements and other appurtenances thereto.

“PATRIOT Act” means the USA PATRIOT Act, formerly known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as in effect on the date hereof, and the rules and regulations promulgated thereunder.
“Per Diem Taxes” has the meaning set forth in Section 4.09(e).
“Performance Fee” means any fee, allocation, carried interest or other payment or distribution based upon an increase in value, or a share of capital gains or capital appreciation, of a Client account, Client assets under management or Client invested capital.
“Permits” has the meaning set forth in Section 3.02(i).
“Permitted Liens” means (a) statutory Liens for taxes that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s books with respect thereto, (b) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (d) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (e) with respect to the Owned Real Property, the Mill Pond Loan Documents, the special exceptions set forth in Schedule B of Title Policy No. 100905939 CTO, dated February 4, 2008, issued by First American Title Insurance Company to Mill Pond Associates (the “Title Policy”), and any, easements, covenants, conditions, restrictions, and other similar matters affecting title to the Owned Real Property recorded or filed following the date of such policy of title insurance, all of which do not render title unmarketable or materially impair the continued ownership of such Owned Real Property or the continued use or occupancy of such Owned Real Property in the operation of the business of the Acquired Companies for its current purpose in the ordinary course of business, and (f) with respect to the Leased Real Property (other than with respect to the Owned Real Property), Liens or encumbrances imposed on the underlying fee interest in such Leased Real Property which, individually or in the aggregate, do not and would not materially impair the use or utility of the Leased Real Property or impair the business operations at the Leased Real Property.
“Person” means any individual, bank, savings association, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.
“Plan Client” has the meaning set forth in Section 3.02(s)(1).
“Post-Closing Adjustments Statement” has the meaning set forth in Section 2.05(a).
“Pre-Closing Environmental Matters” means any actual or alleged: (i) violation of, breach of or non-compliance with any Environmental Laws or Environmental Permits by any of the Acquired Companies or any of their respective predecessors, in each case, that first existed, arose or occurred on or prior to the Closing Date; (ii) the presence, Release or threatened Release of or exposure to any Hazardous Material at, to, on, in, under or from the Owned Real Property that first existed, arose or occurred on or prior to the Closing Date; (iii) the transportation, treatment, storage, handling, Release or disposal of any Hazardous Material or the arrangement for such activities by or on behalf of any of the Acquired Companies, any of their respective predecessors or any entity previously owned by any of the Acquired Companies, in each case, at or to the Owned Real Property on or prior to the Closing Date; and (iv) Liabilities associated with the Connecticut Transfer Act with respect to the Owned Real Property.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or prior to the Closing Date.
“Private Fund Clients” has the meaning set forth in the Recitals.
“Private Fund Client Advisory Contract” means each Contract pursuant to which any Adviser Entity renders Investment Services to any Private Fund Client in connection with the Business.
“Private Fund Financial Statement” has the meaning set forth in Section 3.02(k)(5)(D).
“Pro Rata Portion” means, with respect to each of the Sellers, the percentage set forth opposite his, her or its name on Schedule A.
“PTE 84-14” has the meaning set forth in Section 3.02(s)(2).
“Purchased Interests” has the meaning set forth in the Recitals.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 3.04(a), 3.04(b) and 3.04(e).
“Purchaser Indemnitees” has the meaning set forth in Section 6.01.
“Qualified Plan” has the meaning set forth in Section 3.02(o)(3).
“R&W Insurance” has the meaning set forth in Section 4.02(b)(2).
“Real Property” has the meaning set forth in Section 3.02(y)(2).
“Reduction Amount” means (a) if the Closing Estimated Revenue is greater than or equal to 95.0% of Base Estimated Revenue, then zero or (b) if the Closing Estimated Revenue is less than 95.0% of Base Estimated Revenue, the amount resulting from the following formula:

(95.0% Base Estimated Revenue — Closing Estimated Revenue) x $225,000,000
Base Estimated Revenue
“Registered Intellectual Property” means Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.
“Related Parties” has the meaning set forth in Section 4.06(a).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Material.
“Released Claims” has the meaning set forth in Section 4.17(a).
“Released Parties” has the meaning set forth in Section 4.17(a).
“Religare” has the meaning set forth in the Recitals.
“Religare Agreement” has the meaning set forth in the Recitals.
“Religare Transaction” has the meaning set forth in the Recitals.
“Representatives” has the meaning set forth in Section 4.05(a).
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units, Interests or other equity interests of such Person or any of such Person’s Subsidiaries.
“Risk Management Instrument” has the meaning set forth in Section 3.02(w).
“Scheduled Intellectual Property” has the meaning set forth in Section 3.02(t)(1).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as in effect on the date hereof, and the rules and regulations promulgated thereunder.
“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, any state securities laws and any foreign securities laws.

“Self-Regulatory Organization” means any commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of securities underwriting or trading, stock exchanges, brokers, dealers, commodity pool operators, commodity trading advisers, futures commission merchants, commodities exchanges, insurance companies or agents, investment companies or investment advisers.
“Seller Indemnitees” has the meaning set forth in Section 6.02.
“Seller Representative” has the meaning set forth in the Preamble.
“Seller Representative Losses” has the meaning set forth in Section 4.11(g).
“Sellers” has the meaning set forth in the Preamble.
“Sellers’ Transaction Expenses” means, to the extent not paid prior to the Closing, all expenses, costs and fees, whether accrued for or not, incurred by or on behalf of the Acquired Companies, the Sellers or the Seller Representative up to and through the Closing in connection with the transactions contemplated by the Transaction Documents, in each case, to the extent required to be paid by the Acquired Companies, including (i) all attorneys’, brokers’ and auditors’ fees incurred by or on behalf of the Acquired Companies, the Seller Representative or the Sellers with respect to the matters described herein, (ii) all expenses incurred by or on behalf of the Acquired Companies, the Seller Representative or the Sellers in connection with the filings and submissions, and obtaining the Consents of Governmental Authorities and Self-Regulatory Organizations, referred to in Section 4.07, (iii) all expenses incurred by or on behalf of the Acquired Companies, the Seller Representative or the Sellers in connection with preparing, executing and delivering this Agreement and performing in accordance with its terms and (iv) all change-in-control, retention, deal or transaction-related bonuses and any known severance payments made to or accrued by any Company Employee or third party (as a result of any termination occurring at or prior to the Closing) in connection with, in each case, the transactions contemplated by this Agreement and any related payroll or similar Taxes payable by the Acquired Companies with respect thereto (except, in the case of item (iv), for any such payments paid or payable at the request of Purchaser).
“Similar Law” has the meaning set forth in Section 3.02(s)(1).
“Site” means the Owned Real Property and any other real properties currently or previously owned, leased, occupied or operated by: (a) any Acquired Company; (b) any predecessors of any Acquired Company; or (c) any entities previously owned by any Acquired Company, in each case, including all soil, subsoil, surface waters and groundwater thereat.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
“Straddle Period” means a taxable period that begins before or on the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, (i) another Person in which such first Person owns, directly or indirectly, an amount of voting securities, other voting ownership or voting limited partnership interests which is sufficient to elect at least a majority of its board of directors or other governing body (or if there are no such voting interests, 50% or more of the equity interests of such Person) or (ii) another Person of which such first Person is the general partner or managing member; provided that no Client shall be deemed a “Subsidiary” of an Acquired Company.
“Substitute Calculation” has the meaning set forth in Section 2.06(a).
“Subsidiary Interests” has the meaning set forth in Section 3.02(d)(2).
“Supplemental Disclosures” has the meaning set forth in Section 4.08(a).
“Supplemental Payments” means, as applicable, (a) any “adviser pay”, “fee for services” or supplemental payments paid to financial intermediaries or other third-parties for (i) the performance of subadvisory services, the sale of investment management or advisory services, or the sale of shares or interests, to Clients or potential Clients, or investors or potential investors, or (ii) the ongoing maintenance of relationships with Clients or investors (including the performance of services with respect to such Clients or investors) whether as revenue sharing, or for investor services, recordkeeping services or other services (other than fees paid directly from the accounts of such Clients or investors or initially paid by an Adviser Entity and reimbursed by such Clients or investors), and (b) any amounts paid to finders or solicitors for finder, referral or solicitation services relating to Clients or potential Clients, or investors or potential investors, including payments made by investment advisers or their Affiliates in compliance with Rule 206(4)-3 under the Investment Advisers Act.
“Tax” and “Taxes” means all United States federal, state, local or non-United States taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, profits, estimated, severance, occupation, production, capital gains, goods and services, environmental, stamp, alternative or add-on minimum, transfer, license, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and any other similar taxes, assessments, charges, duties, fees, levies or other governmental charges whatsoever that may be imposed by any Governmental Authority and any charges, fines, interest, related liabilities or additions to tax or penalties imposed with respect thereto.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the IRS or any other Governmental Authority.
“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) required to be filed with a Governmental Authority with respect to any Tax.
“Term Sheet” means that certain Non-Binding Term Sheet, including the exhibits thereto, dated June 13, 2016, agreed upon by Purchaser, OMAM, the Company and the Sellers.
“Third Party Claims” has the meaning set forth in Section 6.04.
“Trade-Related Laws” means (i) all U.S. and applicable international economic and trade sanctions laws, including any Applicable Laws administered and/or enforced by the U.S. Department of State, the US Treasury (including OFAC) and (ii) all anti-boycott laws, administered by the U.S. Department of Commerce.
“Transaction Documents” means this Agreement, the Amended and Restated Company Agreement, the Employment Agreements and the KELP Agreement.
“Treasury Regulations” means regulations promulgated under the Code.
“Unpaid Expenses” has the meaning set forth in Section 2.05(a).
“Upside Units Payment” has the meaning set forth in the Term Sheet.
1.02    Interpretation; Effect.
(a)    In this Agreement, except as the context may otherwise require, references to:
(1)    the Preamble, Recitals, Sections, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Exhibit or Schedule to, this Agreement;
(2)    this Agreement are to this Agreement, and the Exhibits and Schedules to it, taken as a whole;
(3)    the transactions contemplated hereby means the transactions provided for in this Agreement;
(4)    any Contract (including this Agreement and any Transaction Document) or Constituent Document are to the Contract or Constituent Document as amended, modified, supplemented or replaced from time to time in accordance with its terms; and

(5)    any Governmental Authority includes any successor to that Governmental Authority.
(b)    The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.
(c)    The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.
(d)    Whenever this Agreement requires a party to take an action, the requirement constitutes an undertaking by the party to cause its Subsidiaries, and to use its commercially reasonable efforts to cause its other Affiliates, to take appropriate action in connection therewith.
(e)    References to “Dollars” and “$” mean United States Dollars.
(f)    The table of contents and ARTICLE and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.
(g)    It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party, it being understood and agreed that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement. Accordingly, the parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the party who drafted such language.
(h)    No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate Applicable Law.
ARTICLE II.

Purchase and Sale
2.01    Purchase and Sale of Purchased Interests; Purchase Price. Pursuant to the terms and subject to the conditions set forth herein, (a) at the Closing, the Sellers shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Sellers, free and clear of any Liens (other than restrictions on transfer which arise under applicable Securities Laws and the Constituent Documents of the Company), the Purchased Interests and (b) Purchaser shall, in consideration thereof, pay to the Sellers the Aggregate Purchase Price, as adjusted pursuant to Sections 2.03 through 2.04 below (the “Closing Purchase

Price”), at the Closing, subject to further adjustment following the Closing pursuant to Sections 2.05 and 2.06.
2.02    Closing; Deliverables.
(a)    Closing. The closing for the sale of the Purchased Interests (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 at 10:00 A.M., New York City time on the third (3rd) Business Day following the first date of satisfaction or waiver of the conditions in ARTICLE V in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), or at such other place, time and date as the parties hereto may mutually agree in writing.
(b)    Deliveries at Closing. At the Closing:
(1)    Purchaser shall pay to Newco a portion of the Closing Purchase Price equal to $200,000,000 and shall pay to the Sellers (other than Newco), in accordance with their Closing Payment Portions, the Closing Purchase Price less the $200,000,000 paid to Newco, in accordance with wire transfer instructions to be provided by the Sellers to Purchaser no later than two (2) Business Days prior to the Closing Date;
(2)    Purchaser shall make the OMAM Capital Contribution by wire transfer in accordance with wire instructions provided by the Sellers no later than two (2) Business Days prior to the Closing, and the Company shall make the Distribution to the Sellers (other than Newco) in accordance with their respective Capital Contribution Portions;
(3)    Sellers shall pay, or direct Purchaser to pay on their behalf in accordance with wire instructions to be provided by the Sellers to Purchaser no later than two (2) Business Days prior to the Closing Date, the Closing Indebtedness, and will deliver to Purchaser payoff letters (to the extent customarily provided, and in form and substance reasonably satisfactory to Purchaser) for the Closing Indebtedness (provided, however, that the Credit Agreement will remain in effect following the Closing subject to Section 4.19(b));
(4)    Sellers shall pay, or direct Purchaser to pay on their behalf in accordance with wire instructions to be provided by the Sellers to Purchaser no later than two (2) Business Days prior to the Closing Date, the Sellers’ Transaction Expenses;
(5)    the Sellers shall execute and deliver to Purchaser such transfer instruments or other documents as Purchaser may reasonably request in order to sell, transfer, assign, convey and deliver to Purchaser the Purchased Interests;

(6)    the Company shall deliver to Purchaser a duly executed certificate, dated as of the Closing Date that satisfies the requirements of Treasury Regulation Section 1.1445-11T(d)(2);
(7)    the Company and/or the Sellers shall deliver to Purchaser such returns, in such forms as may be prescribed, as may be required in connection with the controlling interest transfer tax under to Conn. Gen. Stat. Chapter 228b (§§12-368a through 12-639) with respect to the Owned Real Property;
(8)    the Sellers shall use commercially reasonable efforts to deliver to Purchaser the resignations of the members of the Management Board of the Company, effective as of the Closing; and
(9)    the applicable parties shall deliver the certificates, agreements and other items referred to in Sections 5.02 and 5.03, respectively.
2.03    Closing Date Certificate.
(a)    Three (3) Business Days prior to the Closing, the Sellers shall prepare in good faith and deliver to Purchaser a certificate signed by the Seller Representative that includes:
(1)    a statement setting forth the Sellers’ estimate of the Reduction Amount, the OMAM Capital Contribution Reduction Amount and the Closing Estimated Revenue (the “Closing Estimated Revenue Statement”), including detail for each Consenting Client with respect to the applicable fee rate and Closing Estimated Revenue (calculated for such Client rather than in the aggregate);
(2)    an unaudited statement setting forth the Sellers’ good faith estimate of Excess Cash as of the Closing and its calculation thereof (the “Estimated Excess Cash Statement”);
(3)    a statement of the Sellers’ Transaction Expenses and Closing Indebtedness that have not been paid by the Sellers (the “Estimated Sellers’ Transaction Expenses and Closing Indebtedness Statement”), together with invoices (to the extent customarily provided) for all Sellers’ Transaction Expenses and payoff letters (to the extent customarily provided) for all items of Closing Indebtedness, and a certification that the Sellers’ Transaction Expenses and Closing Indebtedness set forth in such statement represent all of the Sellers’ Transaction Expenses and Closing Indebtedness; and
(4)    a calculation of the Closing Purchase Price and the OMAM Capital Contribution based on the foregoing and the adjustments described in Section 2.04.
(b)    Purchaser and its Representatives will be given reasonable access to the Company’s chief financial officer and Business Records relating to the preparation of the Closing Estimated Revenue Statement, the Estimated Excess Cash Statement and the Estimated Sellers’ Transaction Expenses and Closing Indebtedness Statement, and the Sellers and the Company shall consider in good faith any revisions to the foregoing and the calculation of the Closing Purchase Price and the OMAM Capital Contribution proposed by the Sellers. The Sellers and

Purchaser will work prior to Closing to resolve any disputes with respect to the Closing Estimated Revenue Statement, the Estimated Excess Cash Statement and the Estimated Sellers’ Transaction Expenses and Closing Indebtedness Statement and any such resolutions shall be reflected therein; provided, however, that if Purchaser and the Sellers cannot resolve any such dispute prior to the Closing Date, the Closing Estimated Revenue Statement, the Estimated Excess Cash Statement and the Estimated Sellers’ Transaction Expenses and Closing Indebtedness Statement proposed by the Sellers shall be binding for purposes of determining the payments to be made by Purchaser at the Closing in accordance with Section 2.02(b).
2.04    Closing Date Adjustments.
(a)    If the Closing Estimated Revenue (as determined based on the Closing Estimated Revenue Statement) is less than the Base Estimated Revenue, then the Aggregate Purchase Price shall be reduced by the Reduction Amount and the OMAM Capital Contribution shall be reduced by the OMAM Capital Contribution Reduction Amount.
(b)    In addition to any adjustment made pursuant to Section 2.04(a), if the Sellers’ estimate of Excess Cash (as set forth in the Estimated Excess Cash Statement) is (i) less than zero, each of the Aggregate Purchase Price and OMAM Capital Contribution shall be reduced by their proportionate share of an amount equal to the product of (1) 0.60 and (2) the amount by which Excess Cash is less than zero or (ii) greater than zero, each of the Aggregate Purchase Price and OMAM Capital Contribution shall be increased by their proportionate share of an amount equal to the product of (1) 0.60 and (2) the amount by which the estimate of Excess Cash exceeds zero.
(c)    In addition to any adjustment made pursuant to Section 2.04(a) and 2.04(b), a proportionate share of each of the Aggregate Purchase Price and OMAM Capital Contribution otherwise payable to the Sellers under Section 2.01 equal to the sum of the Sellers’ Transaction Expenses and the Closing Indebtedness (as determined based on the Estimated Sellers’ Transaction Expenses and Closing Indebtedness Statement), to the extent not paid by the Sellers prior to the Closing and to the extent not included in the calculation of Excess Cash, shall be paid on behalf and at the direction of the Sellers in accordance with Section 2.02(b)(3) and Section 2.02(b)(4).
2.05    Post-Closing Adjustments and Dispute Resolution.
(a)    Within sixty (60) days after the Closing Date, Purchaser shall prepare or cause to be prepared and delivered to the Seller Representative an unaudited statement (the “Post-Closing Adjustments Statement”), which shall set forth Purchaser’s good faith calculation of (i) Closing Estimated Revenue (the “Final Estimated Revenue”), the Reduction Amount and the OMAM Capital Contribution Reduction Amount, (ii) Excess Cash (as finally determined pursuant to this Section 2.05, the “Final Excess Cash”) and (iii) the amount of any Sellers’ Transaction Expenses and Closing Indebtedness that were not included in the Estimated Sellers’ Transaction Expenses and Closing Indebtedness Statement (as finally determined pursuant to this Section 2.05, the “Unpaid Expenses”).

(b)    Each calculation of the Final Estimated Revenue, Final Excess Cash and Unpaid Expenses is referred to herein as a “Calculation.” Purchaser shall bear the costs and expenses of preparing each Calculation. Each Calculation shall be accompanied by such supporting schedules, data and work papers as reasonably necessary to support the Calculation. In connection with the preparation and review of any Calculation, each of the Seller Representative and Purchaser shall promptly deliver to the other party such additional information regarding the Calculation as may be reasonably requested by such party.
(c)    The Company shall, upon reasonable prior notice during normal business hours, afford Purchaser and its accountants and other authorized representatives access to its officers, employees, properties, offices, and other facilities, and to the contracts, books, records, documents, data and such other information as may reasonably be requested during normal business hours in connection with the preparation of the Post-Closing Adjustments Statement and each Calculation. After delivery of the Post-Closing Adjustments Statement, Purchaser shall afford the Seller Representative and its accountants and other authorized representatives access to its officers, employees, properties, offices, and other facilities, and to the contracts, books, records, documents, data and such other information as may reasonably be requested during normal business hours in connection with the review of the Post-Closing Adjustments Statement and each Calculation.
(d)    The Seller Representative shall have thirty (30) days after the day of receipt of the Post-Closing Adjustments Statement to notify Purchaser if it objects to any Calculation. Any such notice (the “Dispute Notice”) shall specify each item or amount in dispute (a “Disputed Item”), together with a reasonably detailed written explanation of the reasons for disagreement with each such Disputed Item and shall set forth the Seller Representative’s alternative calculation of the Calculation based on such objections. To the extent not set forth in the Dispute Notice, the Sellers shall be deemed to have agreed with the calculation of all other items and amounts contained in the Calculation. Any Disputed Item shall be resolved in the manner set forth in Section 2.05(f) hereof.
(e)    If either (1) the Seller Representative does not deliver to Purchaser a Dispute Notice pursuant to Section 2.05(d) within thirty (30) days after the date of receipt of such Calculation or (2) the Seller Representative and Purchaser agree in writing that the Calculation is accurate, the Calculation shall be final and binding on all parties.
(f)    If the Seller Representative and Purchaser shall be unable in good faith to resolve any Disputed Item within forty-five (45) days after delivery of a Dispute Notice pursuant to Section 2.05(d), the Seller Representative, on the one hand and Purchaser, on the other, will jointly retain a Firm to resolve any remaining disagreements. If the Seller Representative and Purchaser are unable to agree on the choice of the Firm, the Firm will be a “Big Four” accounting firm (or successor thereof) selected by lot (after excluding any firm that is not independent from the parties hereto and their respective Affiliates). In the event that all “Big Four” accounting firms are excluded, the Firm will be a Designated Firm (or successor thereof) selected by lot excluding any firm that is not independent from the parties hereto and their respective Affiliates. The Firm or Designated Firm, as the case may be, shall be instructed that its determination must be made in accordance with the standards and definitions in this

Agreement. Purchaser and the Seller Representative shall instruct the Firm or Designated Firm, as the case may be, that in no event shall the Firm’s or Designated Firm’s, as the case may be, determination of the Disputed Items be for an amount that is outside the range of Purchaser’s and the Seller Representative’s proposals with respect to each Disputed Item. The Firm or Designated Firm, as the case may be, shall, within sixty (60) days following its selection, deliver to the Seller Representative and Purchaser a written report determining such Disputed Items (and only such Disputed Items), and its determinations will be conclusive and binding upon the parties hereto for the purposes of any adjustment to the Aggregate Purchase Price or the OMAM Capital Contribution, absent manifest error. The Seller Representative and Purchaser shall cooperate with the Firm or Designated Firm, as the case may be, and make available their respective employees and any books and records in their respective possession that the Firm or Designated Firm, as the case may be, reasonably determines are necessary in making its determination. The fees and disbursements of the Firm of Designated Firm, as the case may be, shall be borne in inverse proportion to the aggregate amount of the Disputed Items for which each party prevails
2.06    Payment of Post-Closing Adjustments. Within ten (10) Business Days following the final determination of the Final Estimated Revenue, Final Excess Cash and the Unpaid Expenses, as applicable, the following payments shall be made:
(a)    The calculations of Reduction Amount and OMAM Capital Contribution Reduction Amount made pursuant to Section 2.04(a) shall be redone by substituting Final Estimated Revenue for the Sellers’ estimate of Closing Estimated Revenue (the “Substitute Calculations”).
(1)    If there was a reduction to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a) and the Substitute Calculations results in a reduction to the Aggregate Purchase Price and OMAM Capital Contribution that is greater than the reduction at Closing calculated pursuant to Section 2.04(a), then the Sellers (other than Newco), in accordance with their Pro Rata Portions, shall pay to Purchaser an amount equal to the difference between (i) the sum of the reduction to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a) calculated using the Substitute Calculations and (ii) the sum of the reduction to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a) calculated at Closing using the Sellers’ estimate of the Closing Estimated Revenue.

(2)    If there was a reduction to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a) and the Substitute Calculations results in a reduction to the Aggregate Purchase Price and the OMAM Capital Contribution that is less than the reductions calculated at Closing pursuant to Section 2.04(a) but still results in a reduction to the Aggregate Purchase Price and the OMAM Capital Contribution, then Purchaser shall pay to the Sellers (other than Newco), in accordance with their Pro Rata Portions, an amount equal to the difference between (i) the sum of the reductions to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a) calculated at Closing using the Sellers’ estimate of the Closing Estimated Revenue and (ii) the sum of the reductions to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a) calculated using the Substitute Calculations.
(3)    If there was a reduction to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a) and the Substitute Calculations results in there being no reduction to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a), then Purchaser shall pay to the Sellers (other than Newco), in accordance with their Pro Rata Portions, an amount equal to the sum of the reductions to the Aggregate Purchase Price and the OMAM Capital Contribution calculated at Closing pursuant to Section 2.04(a).
(4)    If there was no reduction to the Aggregate Purchase Price and the OMAM Capital Contribution pursuant to Section 2.04(a) and the Substitute Calculations results in there being a reduction to the Aggregate Purchase Price and the OMAM Capital Contribution, then the Sellers (other than Newco), in accordance with their Pro Rata Portions, shall pay to Purchaser an amount calculated in accordance with Section 2.04(a) calculated using the Substitute Calculations.
(b)    The calculation made pursuant to Section 2.04(b) shall be redone by substituting Final Excess Cash for the Sellers’ estimate of Excess Cash included in the Estimated Excess Cash Statement.
(1)    If, as a result of such recalculation, the reduction to the Aggregate Purchase Price and OMAM Capital Contribution should have been greater than the reduction made pursuant to Section 2.04(b), then the Sellers (other than Newco), in accordance with their Pro Rata Portions, shall pay to Purchaser an amount equal to 60% of the amount by which Final Excess Cash is less than the estimate of Excess Cash included in the Estimated Excess Cash Statement.
(2)    If, as a result of such recalculation, the reduction to the Aggregate Purchase Price and OMAM Capital Contribution should have been less than the reduction made pursuant to Section 2.04(b), then Purchaser shall pay to Sellers (other than Newco), in accordance with their Pro Rata Portions, an amount equal to 60% of the amount by which the estimate of Estimated Excess Cash included in the Estimated Excess Cash Statement exceeds Final Excess Cash.

(3)    If, as a result of such recalculation, an increase to the Aggregate Purchase Price and OMAM Capital Contribution made pursuant to Section 2.04(b) should have been a reduction to the Aggregate Purchase Price and OMAM Capital Contribution, then Sellers (other than Newco), in accordance with their Pro Rata Portions, shall pay to Purchaser the sum of (i) the amount of the increase in Aggregate Purchase Price and OMAM Capital Contribution made pursuant to Section 2.04(b) and (ii) 60% of the amount by which zero exceeds the Final Excess Cash.
(4)    If, as a result of such recalculation, the increase to the Aggregate Purchase Price and OMAM Capital Contribution should have been greater than the increase made pursuant to Section 2.04(b), then Purchaser shall pay to the Sellers (other than Newco), in accordance with their Pro Rata Portions, an amount equal to 60% of the amount by which Final Excess Cash exceeds the estimate of Excess Cash included in the Estimated Excess Cash Statement.
(5)    If, as a result of such recalculation, the increase to the Aggregate Purchase Price and OMAM Capital Contribution should have been less than the increase made pursuant to Section 2.04(b), then Sellers (other than Newco), in accordance with their Pro Rata Portions, shall pay to Purchaser an amount equal to 60% of the amount by which the estimate of Estimated Excess Cash included in the Estimated Excess Cash Statement exceeds Final Excess Cash.
(6)
    If, as a result of such recalculation, a reduction in the Aggregate Purchase Price and OMAM Capital Contribution made pursuant to Section 2.04(b) should have been an increase in the Aggregate Purchase Price and OMAM Capital Contribution, then Purchaser shall pay to Sellers (other than Newco), in accordance with their Pro Rata Portions, an amount equal to the sum of (i) the reduction in the Aggregate Purchase Price and OMAM Capital Contribution made pursuant to Section 2.04(b), plus (ii) 60% of the amount by which Final Excess Cash exceeds zero.
(c)    If there are any Unpaid Expenses, then the Sellers (other than Newco), in accordance with their Pro Rata Portions, shall pay such Unpaid Expenses to the Company and the Company shall thereafter pay such Unpaid Expenses directly to the Person(s) owed such amounts.
(d)    Any payments pursuant to this Section 2.06 shall be made by wire transfer in immediately available funds to an account or accounts designated in writing by the receiving party. Each of the Sellers (other than Newco) shall be liable for his or her Pro Rata Portion of any payment to be made by the Sellers pursuant to this Section 2.06.

2.07    Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of Tax law. To the extent that amounts are so withheld or deducted by Purchaser such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser. Notwithstanding the foregoing, if the Purchaser believes that any deduction or withholding is so required under applicable law, then the Purchaser shall give written notice to the applicable payee in respect of whom such deduction or withholding is required at least five (5) Business Days prior to such deduction or withholding (assuming in the case of any withholding required under Section 897 and Section 1445 of the Code, that the documentation required to be provided under Section 2.02(b)(6) has been timely and properly provided), and it shall provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce, and will otherwise reasonably cooperate with the applicable payee and take such steps as reasonably requested by the applicable payee to eliminate or reduce, the requirement to deduct or withhold Tax under applicable law.
ARTICLE III.

Representations and Warranties
3.01    Disclosure Schedules. On the date hereof, and as updated pursuant to Section 4.08(a), the Company has delivered to Purchaser a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to a disclosure requirement contained in a provision hereof or to one or more of the representations and warranties contained in ARTICLE III. Each item disclosed in the Disclosure Schedule shall constitute an exception to (x) the correspondingly numbered Section of the representations and warranties that references such item in the Disclosure Schedule and (y) each other section of the Disclosure Schedule solely to the extent that the applicability of the disclosed information to such other section of the Disclosure Schedule is readily apparent on its face.
3.02    Representations and Warranties Regarding the Acquired Companies. As an inducement to Purchaser to enter into this Agreement, the Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (except as set forth in the Disclosure Schedule, and except to the extent made only as of a specified date, in which case as of such date), that:
(a)    Organization and Standing of the Company. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.
(b)    Authority of the Company. The Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. True, complete and correct copies of the Constituent Documents of the Company, each as currently in effect, have been made available to Purchaser in the Data Room. The Company is not in default under or in violation of any provision of its Constituent Documents, each as amended to date, and all such documents are in full force and effect, in each case, except as would not be material to the Company.
(c)    Capital Structure.
(1)    Schedule 3.02(c)(1) of the Disclosure Schedule sets forth the fully diluted capitalization of the Company immediately prior to the consummation of the transactions contemplated by the Transaction Documents and immediately after the consummation of the transactions contemplated by the Transaction Documents. The Interests in the Company held by the Sellers and, as of the date hereof, Religare are the only issued and outstanding Interests of the Company. All of the outstanding Interests in the Company have been duly authorized and are validly issued. Other than the Constituent Documents of the Company, this Agreement and the Religare Agreement, the Company is not a party to any voting agreement or voting trust, proxy or other agreement or understanding with respect to the purchase, sale or voting of any Interests of the Company. Except as set forth on Schedule 3.02(c)(1) of the Disclosure Schedule, there are no outstanding or authorized Rights that would require or might require the Company to either (i) issue, sell, accept a contribution for or otherwise cause to become outstanding any of its Interests or (ii) make a cash payment based on the appreciation in value of any security of the Company or the Company as a going concern. The Company does not have any commitment to authorize, issue, sell or accept a contribution for any Interests, and there are no Interests of the Company authorized or reserved for issuance.
(2)    Other than as set forth on Schedule 3.02(c)(2), the Company (A) does not have any Subsidiaries; (B) does not own, directly or indirectly, any Interests, proprietary interest or Rights in any Person or in any other entity or enterprise; (C) does not serve as a general partner or limited partner of any partnership, as a managing member or member of any limited liability company or as a trustee of any trust, other than the Private Fund Clients listed on Schedule 3.02(c)(2) of the Disclosure Schedule; (D) is not a party to any joint venture, profit-sharing, or similar agreement regarding its profitability or the division of its revenues or profits; and (E) does not own or have any Contract to acquire or dispose of Interests or Rights of any Person or any direct or indirect equity or ownership in any business.
(d)    Company Subsidiaries.
(1)    Each of Landmark Equity and Landmark Realty is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. LMK Services is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Landmark Europe is a limited company duly formed, validly existing and in good standing under the laws of England and Wales. Mill Pond Associates is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Connecticut. Each Subsidiary of the Company, other than Landmark Equity, Landmark Realty, LMK Services and Mill Pond Associates, is a limited liability company or limited partnership, as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each of Landmark Equity, Landmark Realty, LMK Services, Landmark Europe, Mill Pond Associates and each other Subsidiary of the Company has all requisite limited liability company, limited partnership or corporate, as the case may be, power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. True, complete and correct copies of the Constituent Documents of each of Landmark Equity, Landmark Realty, LMK Services, Landmark Europe, Mill Pond Associates and each other Subsidiary of the Company, as currently in effect, have been made available to Purchaser in the Data Room. None of Landmark Equity, Landmark Realty, LMK Services, Landmark Europe, Mill Pond Associates or any other Subsidiary of the Company is in default under or in violation of any provision of its Constituent Documents, each as amended to date, and all such documents are in full force and effect, in each case, except as would not be material to the Company.
(2)    Schedule 3.02(d)(2) of the Disclosure Schedule sets forth a list of the type and number of issued and outstanding Interests of each of Landmark Equity, Landmark Realty, LMK Services, Mill Pond Associates and each other Subsidiary of the Company (collectively, the “Subsidiary Interests”) immediately prior to the consummation of the transactions contemplated by the Transaction Documents. The Company has good and marketable title, directly or indirectly, to all of the Subsidiary Interests, free and clear of any and all Liens, other than Permitted Liens. All of the Subsidiary Interests have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding or authorized Rights that would require or might require any of Landmark Equity, Landmark Realty, LMK Services, Mill Pond Associates or any other Subsidiary of the Company to either (i) issue, sell, accept a contribution for or otherwise cause to become outstanding any of its Interests or (ii) make a cash payment based on the appreciation in value of any of its securities as a going concern. None of Landmark Equity, Landmark Realty, LMK Services, Mill Pond Associates or any other Subsidiary of the Company has any commitment to authorize, issue, sell or accept a contribution for any Interests, and does not have any Interests authorized or reserved for issuance.
(3)    Except as set forth on Schedule 3.02(d)(3) of the Disclosure Schedule, none of Landmark Equity, Landmark Realty, LMK Services, Mill Pond Associates or any other Subsidiary of the Company (A) has any Subsidiaries; (B) owns, directly or indirectly, any Interests in any Person or in any other entity or enterprise; (C) serves as a general partner or limited partner of any partnership, as a managing member or member of any limited liability company or as a trustee of any trust, other than the Private Fund Clients listed on Schedule 3.02(d)(3) of the Disclosure Schedule or the general partners or managing members of such Private Fund Clients; (D) is a party to any joint venture, profit-sharing, or similar agreement regarding its profitability or the division of its revenues or profits; or (E) owns or has any Contract to acquire or dispose of any equity securities or other securities of any Person or any direct or indirect equity or ownership in any business.

(e)    Authorization and Binding Effect. The Company has full limited liability company power and authority to enter into each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Company has taken all limited liability company, manager and member action necessary to be taken by it to authorize the execution, delivery, and performance of each Transaction Document to which it is a party, and no further limited liability company, manager or member action or proceeding on the part of the Company is necessary to authorize any of the Transaction Documents to which the Company is a party or consummate the transactions contemplated hereby or thereby. Each Transaction Document to which the Company is or will be a party has been (or when executed and delivered, will be) duly executed and delivered by the Company and is (or, when executed and delivered, will be) a valid and legally binding agreement and obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.
(f)    Regulatory Filings; No Defaults.
(1)    Other than the filing of a notice under the HSR Act, the approval of the Direct Clients and the general partners of and investors in the Private Fund Clients (to the extent required by such Private Fund Clients’ governing documents), no Consents or approvals of, or notices, reports, filings or registrations with, any Governmental Authority or Self-Regulatory Organization are required to be made or obtained by any of the Acquired Companies in connection with the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, or to effect the transactions contemplated hereby or thereby.
(2)    Subject to the receipt of the approvals and Consents referred to in Section 3.02(f)(1) and the expiration of applicable waiting periods, except as set forth on Schedule 3.02(f)(2) of the Disclosure Schedule, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party, the consummation by it of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof or thereof do not (A) conflict with, or constitute a violation or breach of or default under, or terminate, cancel or accelerate, or give rise to (or give rise after the giving of notice, the passage of time or both to) a right of termination, cancellation or acceleration of, any obligation of any of the Acquired Companies or give rise to a loss of any benefits to which any Acquired Company is entitled under any provision of (i) the Constituent Documents of an Acquired Company; (ii) any Applicable Law, (iii) any Contract to which any of the Acquired Companies is a party or (iv) any license, franchise, permit or similar authorization held by any Acquired Company, including the Permits; or (B) result in the creation or imposition of any Lien on any material portion of the assets of any Acquired Company, except in the case of clauses (A)(ii), (A)(iii) and (A)(iv), as would not have a Company Material Adverse Effect.

(g)    Financial Statements.
(1)    The Sellers have delivered the following financial statements (the “Financial Statements”) to Purchaser, which are attached hereto as Schedule 3.02(g)(1) of the Disclosure Schedule: (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2015 and 2014 (the December 31, 2015 balance sheet being referred to herein as the “Most Recent Audited Balance Sheet”), and the related audited consolidated statements of operations, partners’ equity and cash flows of the Company and its Subsidiaries for each of the fiscal years then ended, together with the auditor’s report and notes thereto (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2016 and the related unaudited consolidated statements of operations, partners’ equity and cash flows of the Company and its Subsidiaries for the three-month period then ended (the “Interim Financials”). Subject to the absence of footnotes and customary year-end or quarter-end adjusting entries (which are not material individually or in the aggregate) in the case of the Interim Financials, each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods; each of such balance sheets included in the Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its respective date; and each of such statements of operations, partners’ equity and cash flows included in the Financial Statements present fairly, in all material respects, the consolidated results of operations and cash flows of the Company and its Subsidiaries for the period covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.
(2)    Since December 31, 2015 and to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the employees of the Acquired Companies regarding material questionable accounting or auditing matters, have been received from any Person by the Company’s outside auditors, actuaries or attorneys.
(3)    Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or the notes thereto, except Liabilities (a) adequately reflected and specifically reserved against on the Most Recent Audited Balance Sheet (including the notes thereto), (b) incurred after December 31, 2015 in the ordinary course of business and which are not material in amount or (c) as contemplated by this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

(4)    Since December 31, 2015, the Acquired Companies have conducted the Business in the ordinary course of business consistent with past practice (excluding actions taken in connection with the Religare Transaction and the transactions contemplated hereby) and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(5)    Except as set forth on Schedule 3.02(g)(5) of the Disclosure Schedule, since December 31, 2015, neither of the Acquired Companies has taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 4.01(b).
(h)    Contracts.
(1)    Schedule 3.02(h)(1) of the Disclosure Schedule sets forth a list of each of the following Contracts to which any of the Acquired Companies is a party or to which any of their properties, rights or assets are bound as of the date hereof (each such Contract of the following type to which an Acquired Company is a party or to which any of their properties, rights or assets are bound, whether or not listed in Schedule 3.02(h)(1), a “Material Contract”):
(A)    any lease of personal property for which the annual rental exceeds $100,000;
(B)    any agreement for the purchase of materials, supplies, goods, services, equipment or other assets, other than purchase orders entered into in the ordinary course of business, that provides for either (i) annual payments of $100,000 or more, or (ii) aggregate payments of $300,000 or more;
(C)    any employment, consulting, or registered representative agreements that provide for the employment or engagement of any Person with annual base compensation in excess of $150,000 and any retention, change in control, and severance agreements that provide for aggregate payments in excess of $75,000;
(D)    any partnership, limited liability company, joint venture or other similar agreement or arrangement;
(E)    any executory Contract relating to the acquisition or disposition of any business, whether by merger, sale of equity, sale of assets or otherwise (including any asset purchase agreement, stock purchase agreement, merger agreement or other acquisition or divestiture agreement) or any letter of intent or other Contract relating to any of the foregoing;

(F)    any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money or the deferred purchase price of property (in either case, whether or not incurred, assumed, guaranteed or secured by any material asset);
(G)    any agreement that creates future annual payment obligations in excess of $200,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 180 days or less, other than any Advisory Contract;
(H)    any Contract pursuant to which any Person licenses (as licensor or licensee) material Intellectual Property or material Information Technology to or from any of the Acquired Companies involving aggregate annual payments in excess of $200,000;
(I)    any Contract with any Governmental Authority or any membership agreement with a Self-Regulatory Organization;
(J)    any exclusive dealing agreement or any agreement that contains express non-competition, non-solicitation or similar covenants that limit the freedom to compete in any line of business or with any Person or in any area or to hire any Person or to solicit any existing or potential Clients, or granting “most favored nations” or similar status to any Person, in each case binds or restricts any Acquired Company or any of their respective present and future Affiliates;
(K)    any capital lease obligation or commitment to make a capital expenditure, in each case in excess of $100,000;
(L)    any agreement for the provision of investment advisory, investment subadvisory, management, administration or any other services other than those set forth in Schedule 3.02(k)(6)(A) of the Disclosure Schedule;
(M)    any finder’s agreement or arrangement for soliciting, distributing, selling or promoting Investment Services to Direct Clients or investments in the Private Fund Clients;
(N)    any custody or sub-custody arrangement, transfer agent agreement, sub-advisory agreements, administrative and accounting agreements, shareholder services agreements, distribution agreements, securities lending agreements, prime brokerage or other brokerage-related agreements, or similar agreement;
(O)    any soft dollar arrangements and agreements and any directed brokerage agreement, agreement with proxy voting services, pricing agencies, market data providers or other information providers;

(P)    any agreement or arrangement involving payments based on profits or revenues of any of the Acquired Companies (other than any Employee Benefit Plan or under any Constituent Documents); and
(Q)    any agreement providing for Supplemental Payments.
(2)    A true and complete copy of each such written Material Contract (and all schedules, exhibits and amendments thereto) and a summary of the material provisions of any oral Material Contract has been delivered or otherwise made available to Purchaser in the Data Room.
(3)    Each Material Contract is in full force and effect, and each Material Contract and any subsequent renewal has been duly authorized, executed and delivered by the Acquired Company party thereto and, to the Company’s Knowledge, each other party thereto, and is, and will continue to be following the consummation of the transactions contemplated by this Agreement, a legal, valid and binding agreement of the Acquired Company party thereto and, to the Company’s Knowledge, each other party thereto, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at law or equity. With respect to each Material Contract, the Acquired Company party thereto, and to the Company’s Knowledge, each other party thereto, is in material compliance with the terms of each Material Contract. There are no material disputes pending with or, to the Company’s Knowledge, threatened by any other party under the terms of any Material Contract. There does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would (i) constitute an event of default thereunder on the part of the Acquired Company party thereto or, to the Company’s Knowledge, on the part of any other party thereto or (ii) permit termination, modification or acceleration by the Acquired Company party thereto or such other party to such Material Contract, in each case, except where such event of default or condition has not had or would not reasonably be expected to have a material and adverse impact on the Acquired Companies. The Company is in compliance in all material respects with the terms and conditions of the Religare Agreement.
(i)    Registrations. Each of the Adviser Entities is duly registered as an investment adviser under the Investment Advisers Act and has been duly registered as an investment adviser at all times when such registration was required under the Investment Advisers Act. None of the Acquired Companies, other than the Adviser Entities, has ever provided Investment Services and, other than the Adviser Entities, none of them is, or for the past six years have been, required to be registered as an investment adviser under the Investment Advisers Act. Each of the Acquired Companies has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted (collectively, “Permits”) and, to the Company’s Knowledge, there is no pending or threatened proceeding to terminate, suspend, limit or adversely modify any such registration or Permit. Except as set forth on

Schedule 3.02(i) of the Disclosure Schedule, each of the Adviser Entities is and has, since its inception, been engaged solely in the business of providing Investment Services. Each Person engaged or employed by an Adviser Entity who is required to be registered as an investment adviser representative, registered representative or salesperson with the SEC, the securities commission of any state or any Self-Regulatory Organization is so registered as such and such registration is in full force and effect and the Company has no Knowledge of any proceeding to terminate, suspend, limit or adversely modify any such registration and a list of all such registrations is set forth on Schedule 3.02(i) of the Disclosure Schedule. None of the Acquired Companies is required to be registered as (A) a commodity pool operator or commodity trading adviser under CEA, (B) a broker-dealer under Section 15 of the Exchange Act, (C) a transfer agent under Section 3(a)(25) of the Exchange Act, (D) a public company under Section 12 of the Exchange Act, (E) an Investment Company or (F) a member of any Self-Regulatory Organization.
(j)    Compliance with Laws.
(1)    Each of the Acquired Companies is, and since January 1, 2013 has been, and conducts and has conducted its business (including the Business), in compliance in all material respects with all Applicable Law.
(2)    None of the Acquired Companies is (A) subject to any cease and desist, censure or other order issued by, or a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or (B) a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, or has adopted any governing resolutions at the request of, any Governmental Authority, or been advised in writing since January 1, 2013 by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, letter, agreement or other action.
(3)    None of the Acquired Companies has been notified that it is subject to any pending investigation or disciplinary proceedings by any Governmental Authority against it or any equity holder, officer, director or employee thereof, and to the Company’s Knowledge, no such investigation or disciplinary proceedings have been threatened.
(4)    Since January 1, 2013, each of the Adviser Entities has filed, and delivered to its clients and investors (to the extent required by Applicable Law), on a timely basis and in a proper manner, and paid the associated fees and assessments for, all registration statements and disclosure documents on Form ADV, and amendments thereto, and comparable filings and deliverables under Applicable Law. The Sellers have delivered to Purchaser in the Data Room, true and complete copies of the most recent Form ADV for each of the Adviser Entities, as amended to date, and all foreign registration forms for each of the Adviser Entities, each likewise as amended to date. The information contained in such forms was true and complete at the time of filing, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and each of the Adviser Entities has made all amendments to such forms (and deliveries of any such amendments) as it is required to make under Applicable Law.

(5)    None of the Acquired Companies is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other Governmental Authority relating to any aspect of the business, properties or assets of such Acquired Company, including those which could give rise to an affirmative answer to any of the questions in Item 11, Part 1 of the Form ADV of any of the Adviser Entities;
(6)    None of the Acquired Companies has been charged with or, to the Company’s Knowledge, threatened, with any violation of any provision of any Applicable Law, including any Securities Law or regulation applicable to the business, properties or assets of such Acquired Company, which could give rise to an affirmative answer to any of the questions in Item 11, Part 1 of the Form ADV of any of the Adviser Entities and, to the Company’s Knowledge, no such charge or investigation is pending;
(7)    Notwithstanding the foregoing, Purchaser acknowledges and agrees that the representations and warranties under this Section 3.02(j) are not made with respect to Taxes, Tax Returns or related Tax matters, Employee Benefit Plans, employment and employment practices and related matters or Intellectual Property matters.
(k)    Investment Advisory Activities.
(1)    None of the Acquired Companies is subject to any limitation imposed by one or more of its Permits which would reasonably be expected to have a Company Material Adverse Effect.
(2)    Except as set forth on Schedule 3.02(k)(2) of the Disclosure Schedule, no Person other than the respective full-time employees of the Adviser Entities renders Investment Services to or on behalf of any of the Adviser Entities, or solicits Clients or potential clients with respect to the provision of Investment Services by any of the Adviser Entities, or solicits investors for the Private Fund Clients.
(3)    Each of the Adviser Entities has adopted and implemented written policies and procedures as required under Rule 206(4)‑7 under the Investment Advisers Act. Each of the Adviser Entities has reviewed, no less frequently than annually, the adequacy of such policies and procedures and the effectiveness of their implementation.

(4)    Each of the Adviser Entities has designated a chief compliance officer responsible for, inter alia, administering the policies and procedures required under Rule 206(4)-7 under the Investment Advisers Act. Each employee of an Adviser Entity has executed an acknowledgement that he or she has received the code of ethics and insider trading policy of such entity. Set forth on Schedule 3.02(k)(4) of the Disclosure Schedule is a list of all material violations of such code, policies and procedures since January 1, 2013.
(5)    Private Fund Clients.
(A)    Schedule 3.02(k)(5)(A) of the Disclosure Schedule sets forth a true and complete list of each Private Fund Client, together with the respective jurisdiction of formation and a description of the applicable exemption from registration under the Investment Company Act. Except with respect to such Private Fund Clients, none of the Adviser Entities, nor any Affiliate thereof, acts as investment adviser, investment sub-adviser, general partner, managing member, member, manager, sponsor to any Fund or as trustee of any trust that is exempt from registration as an investment company or in any similar capacity under the Investment Company Act or any other comparable Applicable Law. As to each Private Fund Client, there has at all times been in full force and effect an Advisory Contract pursuant to which the applicable Adviser Entity was performing investment management, advisory or sub-advisory services for such Private Fund Client, and each Contract pursuant to which the applicable Adviser Entity has received compensation or allocations of gain and/or income respecting their activities in connection with any of the Private Fund Clients was duly approved and performed in all material respects in accordance with its terms and Applicable Law. There are no existing material defaults under or violations of the Constituent Documents of any Private Fund Client by an Adviser Entity. Each such Constituent Document is in full force and effect. The Sellers have provided to Purchaser in the Data Room prior to the date hereof true and complete copies of the Constituent Documents for each Private Fund Client.
(B)    Each Private Fund Client that is a legal entity has been duly organized and is validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing”, is in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Private Fund Client that is a trust has been duly organized and is validly existing and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Private Fund Client is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law, except for any failure to be so qualified, licensed or registered that, individually and in the aggregate, would not reasonably be expected to have, a material adverse effect on the Private Fund Clients, taken as a whole. All outstanding Interests of each Private Fund Client (i) have been issued, offered and sold in compliance with Applicable Law in all material respects and (ii) have been duly authorized and validly issued and are (if applicable) fully paid and (if applicable) non-assessable.

(C)    The private placement memorandum, information memorandum, prospectus or other offering document (as applicable) of each Private Fund Client has at all times during the offering of Interests in such Private Fund Client, complied in all material respects with all Applicable Law, and has not contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading, in each such case at all such times as any such prospectus or other applicable offering document was delivered to investors or potential investors in such Private Fund Client. As required by Applicable Law, each investor or offeree of an investment in a Private Fund Client has been delivered (i) a private placement memorandum (or other applicable offering document) relating to such Private Fund Client at all times required by Applicable Law (and in any event prior to subscribing for, or otherwise making an investment decision with respect to, investment interests in such Private Fund Client) and (ii) Parts 1 and 2 of the applicable Adviser Entity’s Form ADV prior to investing in the applicable Private Fund Client.
(D)    For each Private Fund Client, the Sellers have provided to Purchaser in the Data Room prior to the date hereof true and complete copies of the (A) most recent regularly prepared unaudited balance sheet of such Private Fund Client and the related unaudited and reviewed statements of income, equity and cash flows for the period then ended and (ii) the most recent audited balance sheet of such Private Fund Client and the related statements of income, equity and cash flows for the fiscal year then ended (each hereinafter referred to as a “Private Fund Financial Statement”). Such annual audited Private Fund Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Private Fund Clients as at and for the respective periods then ended, and have been prepared in accordance with GAAP.
(E)    No Acquired Company is liable in connection with, on behalf of, or for, any obligation of any of the Private Fund Clients.
(F)    Each Private Fund Client has (as applicable) a separate prime broker, custodian or trustee which is a third-party entity independent of the Adviser Entities, which provider and service is identified on Schedule 3.02(k)(5)(F) of the Disclosure Schedule for each Private Fund Client, together with the relevant agreement related thereto. Each Private Fund Client has sufficient collateral to support its borrowing.
(G)    There are no, and since January 1, 2013 have been no, defaults by Private Fund Client investors on capital calls or capital contributions with respect to any Private Fund Client and, to the Company’s Knowledge, no limited partner or investor in a Private Fund Client has expressed its intent to fail to fund a capital call or capital contribution.
(H)    Since its inception, each Private Fund Client has had and now has all material Permits, and has made all material filings, applications and registrations with all Governmental Authorities that are required in order to permit such Private Fund Client to carry on its respective business as presently conducted, and all such Permits, filings, applications and registrations are in full force and effect.

(I)    No Private Fund Client is subject to or in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other Governmental Authority relating to any aspect of the business, properties or assets of such Private Fund Client, including those which could give rise to an affirmative answer to any of the questions in Item 11, Part 1 of the Form ADV of any of the Adviser Entities;
(J)    No Private Fund Client has been charged with or, to the Company’s Knowledge, threatened with any violation of any provision of any Applicable Law, including any Securities Law or regulation applicable to the business, properties or assets of such Private Fund Client, affecting such Private Fund Client, which could give rise to an affirmative answer to any of the questions in Item 11, Part 1 of the Form ADV of any of the Adviser Entities and, to the Knowledge of the Company, no such charge or investigation is pending;
(K)    No Private Fund Client is subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, and, to the Company’s Knowledge, none of the foregoing is pending.
(L)    Other than as indicated on Schedule 3.02(k)(5)(L) of the Disclosure Schedule, each Private Fund Client: (A) has offered its securities on a basis exempt from registration of its securities under the Securities Act and the Exchange Act, (B) is excluded from the definition of investment company in Section 3(a) of the Investment Company Act and (C) is otherwise in material compliance with its Constituent Documents and Applicable Law.
(M)    None of the Acquired Companies nor any of their Affiliates, nor, to the Knowledge of the Company, any of their respective directors, executive officers or any other officers is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act to serve as an investment manager, solicitor, promoter or in any other capacity (including beneficially owning 20% of the voting securities of an issuer relying on Rule 506 of Regulation D under the Securities Act) with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any action, proceeding or investigation pending or, to the Knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility of any such Person pursuant to Rule 506(d) of Regulation D to serve as an investment manager, solicitor, promoter or in any other capacity with respect an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act.

(6)    Advisory Contracts and Clients.
(A)    Schedule 3.02(k)(6)(A) of the Disclosure Schedule sets forth a true and complete listing of (i) each Client as of the Base Date, indicating (x) whether such Client is a Private Fund Client or Direct Client and (y) any arrangement between any of the Adviser Entities and another Person (other than the Client) by which an Adviser Entity pays or receives a fee in connection with the solicitation or provision of Investment Services or placement of interests in a Private Fund Client to such Client; (ii) each Advisory Contract, and all amendments thereto, in effect on the date hereof between an Adviser Entity and any Client or any other Person; (iii) the amount of AUM and committed capital of each Client as of the Base Date both with and without regard to the elimination of duplication, (iv) the revenue run rate (based on fees rates and AUM) of each Client as of the Base Date, both with and without regard to the elimination of duplication and the sum thereof for all Clients and (vi) any Supplemental Payments to be made in connection with any Advisory Contracts or by any Adviser Entity. To the Knowledge of the Company, no Client has expressed to the Company in writing an intention to terminate or reduce in any respect its investment relationship with any Adviser Entity, or adjust the fee schedule with respect to any Advisory Contract in a manner which would reduce the fee to an Adviser Entity either directly or by any increase in fees for Supplemental Payments. Except as set forth on Schedule 3.02(k)(6)(A) of the Disclosure Schedule, the Company does not provide Investment Services to any Investment Company, any 529 Plan or any managed account program relying on Rule 3(a)-4 under the Investment Company Act.
(B)    Each Advisory Contract is in full force and effect, and each Advisory Contract and any subsequent renewal has been duly authorized, executed and delivered by the Adviser Entity party thereto and, to the Company’s Knowledge, each other party thereto, in compliance with any Applicable Law, and is a legal, valid and binding agreement of the Adviser Entity party thereto and, to the Company’s Knowledge, each other party thereto, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at law or equity.
(C)    Each of the Adviser Entities is in material compliance with the terms of each Advisory Contract to which it is a party (including the investment policies and restrictions related thereto). To the Company’s Knowledge, each Client is in material compliance with the terms of each Advisory Contract. There are no material disputes pending with or, to the Company’s Knowledge, threatened by any Client under the terms of any such Advisory Contract. There does not exist under any Advisory Contract any event of default or event or condition that, after notice or lapse of time or both, would (i) constitute an event of default thereunder on the part of the Adviser Entity party thereto or, to the Company’s Knowledge, on the part of any other party thereto or (ii) permit termination, modification or acceleration by the Adviser Entity party thereto or such other party to the Advisory Contract. True and complete copies of each Advisory Contract for each Client, including a current fee schedule, have been made available to Purchaser.

(D)    Except as set forth on Schedule 3.02(k)(6)(D) of the Disclosure Schedule and expressly described thereon, there are no Contracts, arrangements or understandings pursuant to which any Adviser Entity has undertaken or agreed to cap, discount, waive or reimburse any or all fees or charges payable by any of the Clients set forth on Schedule 3.02(k)(6)(A) of the Disclosure Schedule.
(E)    Except as set forth on Schedule 3.02(k)(6)(E) of the Disclosure Schedule, none of the Adviser Entities is a party to any agreement or arrangement pursuant to which it is entitled to provide or receive compensation as a result of marketing, placement agency or other solicitation services.
(7)    Information for Consents. Any information concerning any of the Acquired Companies and the transactions contemplated by this Agreement provided by any of the Acquired Companies or the Sellers in writing specifically for inclusion in (x) the consents provided to Direct Clients and (y) the consents provided to investors in the Private Fund Clients (to the extent required by such Private Fund Clients’ governing documents), at the time such information is provided, at the time such consent is mailed and at the Closing Date will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(8)    Performance Calculation. The calculation of the performance of the Business, the Direct Clients and the Private Fund Clients is (and will continue to be through the Closing) accurate in all material respects. Each of the Adviser Entities has maintained (and will continue to maintain through the Closing) all books and records necessary or required under Applicable Law to calculate performance of the Business, the Direct Clients and the Private Fund Clients.
(9)    Political Contributions. Each of the Adviser Entities has adopted and implemented written policies and procedures relating to “pay to play” regulations and Rule 206(4)-5 of the Investment Advisers Act. Since January 1, 2013, none of the Acquired Companies, nor, to the Knowledge of the Company, any of their respective “covered associates” has made a “contribution” to an “official” of a “government entity” that is a Client (or an investor in a “covered investment pool” that is a Client) which would disqualify any of the Adviser Entities or such Persons from providing investment advisory services for compensation to such government entity either directly or through a “covered investment pool” pursuant to Rule 206(4)-5 under the Investment Advisers Act.
(l)    Litigation. Except as set forth on Schedule 3.02(l), there is, and since January 1, 2013 has been, no litigation, claim, action, arbitration, proceeding or investigation (“Litigation”) pending or, to the Company’s Knowledge, threatened in writing against any of the Acquired Companies or any of the Private Fund Clients, or to which any of the Acquired Companies or any of the Private Fund Clients or any of the properties, assets, managers, general partners or officers of the Acquired Companies are subject. There are, and since January 1, 2013, have been, no outstanding judgments, decrees, stipulations or orders in favor of or naming any Person relating to any of the Acquired Companies or any of the Private Fund Clients or any

Affiliates, general partners, managers or officers of the Acquired Companies, as applicable, relating to the performance of their duties in such capacities or against or affecting their properties.
(m)    Consent Decrees. There are no consent decrees or similar arrangements entered into with a Governmental Authority, Self-Regulating Organization or other Person by, or relating to, any of the Acquired Companies or any of the Private Fund Clients or any of their respective Affiliates, general partners, managers, officers or employees, as applicable, relating to the performance of their duties in such capacities or against or affecting their properties, that are still in effect, or were in effect at any time since January 1, 2013.
(n)    No Brokers. Except for any fees which may be due and owing to Goldman Sachs, which will constitute Seller Transaction Expenses, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Acquired Companies who might be entitled to any fee or commission from the Acquired Companies in connection with the transactions contemplated by this Agreement.
(o)    Employee Benefit Plans.
(1)    Except for the arrangements set forth on Schedule 3.02(o)(1) of the Disclosure Schedules, the Acquired Companies do not now maintain or contribute to, and do not have any liability, actual or contingent, to or in respect of or any obligation under, any plan, program, policy or arrangement providing pension, profit-sharing, deferred compensation, bonus or incentive compensation, stock option or other equity-based compensation, severance, group or individual health, dental, medical, life insurance, survivor, fringe benefit or other similar benefits, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, including but not limited to by reason of being or having been treated as a single employer with any other person (any such person, an “ERISA Affiliate”) under Section 414 of the Code or Section 4001(b) of ERISA. Each of the arrangements required to be set forth on Schedule 3.02(o)(1) of the Disclosure Schedule is herein referred to as an “Employee Benefit Plan” or “Plan”.
(2)    The Sellers have heretofore delivered to Purchaser true, correct and complete copies of each Employee Benefit Plan, and with respect to each such Plan (or if such Plan is not written, an accurate description of the material terms thereof) true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, (b) the most recent annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder and (c) the most recently received IRS determination or opinion letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan, and pending requests relating to any of the foregoing.

(3)    Each Employee Benefit Plan is and has heretofore been maintained and operated in all material respects in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”) is expressly identified as such on Schedule 3.02(o)(3) of the Disclosure Schedule and has been determined to be so qualified by the Internal Revenue Service (or, where there is no determination letter but the Qualified Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current opinion or advisory letter as to the form upon which the Qualified Plan sponsor is entitled rely under applicable Internal Revenue Service procedures) and nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or would reasonably be expected to require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.
(4)    Except as set forth on Schedule 3.02(o)(4) of the Disclosure Schedule,
(A)    there is no pending or, to the Knowledge of the Company, threatened legal action or proceeding, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the Knowledge of the Company, any fiduciary or service provider thereof;
(B)    no Employee Benefit Plan (i) is subject to Title IV of ERISA or Section 412 of the Code, (ii) is a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA (whether or not subject thereto), (iii) is a plan described in Section 413(b) or (c) of the Code, (iv) is a “defined benefit plan” within the meaning of Section 3(35) of ERISA (whether or not subject thereto), (v) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (vi) is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code, (vii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (whether or not subject thereto), (viii) provides medical or life insurance benefits beyond termination of employment, except as required by applicable Law, or (ix) provides for any reimbursement or gross-up to compensate an employee for any tax liability;
(C)    no Employee Benefit Plan nor any person who is a party in interest in respect of an Employee Benefit Plan within the meaning of Section 3(14) of ERISA with respect thereof, has engaged in a prohibited transaction which could subject the Company, any Adviser Entity or Seller directly or indirectly to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(D)    no Acquired Company has undertaken to maintain any Employee Benefit Plan for any period of time; and
(E)    no Acquired Company has any liability, including under any Employee Benefit Plan, arising out of the improper treatment of any service provider as a consultant or independent contractor and not as an employee, or vice-versa.
(5)    The execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), (i) result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan to any current or former director, officer, consultant or employee of any Acquired Company or result in the vesting, funding, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee, or (ii) result in an excess parachute payment (within the meaning of Section 280G of the Code) or limit the tax deductibility of any amount payable under any Benefit Plan by operation of Section 280G of the Code.
(p)    Labor and Employment Matters.
(1)    Except as set forth on Schedule 3.02(p)(1) of the Disclosure Schedule, the employment of each of the current Company Employees is terminable by the applicable Acquired Company at will except as required by Applicable Law, and the applicable Acquired Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of the current Company Employees except as required by Applicable Law.
(2)     (i) None of the current Company Employees has given any of the Acquired Companies written notice terminating his or her employment with an Acquired Company, or terminating his or her employment in connection with the Closing; (ii) none of the Acquired Companies has a present intention as of the date hereof to terminate the employment of any current Company Employee; (iii) to the Knowledge of the Company, no current Company Employee, individual consultant or individual independent contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other Contract with any Person, or subject to any court order, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Acquired Companies, or (B) the Acquired Companies’ business or operations; and (iv) to the Knowledge of the Company, no current Company Employee, individual consultant or individual independent contractor is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Company Employee, individual consultant or individual independent contractor to be employed or retained by an Acquired Company, except in each case for any such violation which would not reasonably be expected to have a material adverse effect on the Acquired Companies.

(3)    (i) There are no collective bargaining agreements to which an Acquired Company is party with respect to any Company Employees; (ii) to the Knowledge of the Company, there are no formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in an Acquired Company; (iii) there are no material strikes or work stoppages pending or, to the Knowledge of the Company, threatened in writing with respect to Company Employees; and (iv) no such strike or work stoppage has occurred within the three (3) years preceding the date of this Agreement.
(4)    The Acquired Companies are in compliance in all material respects with all Applicable Law respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination, non-harassment, and non-retaliation in employment. None of the Acquired Companies is engaged or since January 1, 2013 has been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to an Acquired Company. There is no charge pending against any of the Acquired Companies alleging unlawful discrimination, harassment or retaliation in employment or alleging violation of any law or regulation regarding wages, hours or working conditions, including workplace safety, or any other Federal or State labor law, before any Governmental Authority, and to the Company’s Knowledge, no such charge or investigation is pending or has been threatened in writing. There is no charge of or proceeding with regard to any unfair labor practice against any of the Acquired Companies pending before the National Labor Relations Board (or any similar board in a foreign jurisdiction), and to the Company’s Knowledge, no such charges or proceedings have been threatened in writing.
(5)    The Company Employees currently are, and have been since January 1, 2013, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar law of any state or other jurisdiction applicable to such Company Employees. None of the Acquired Companies is delinquent to, or has failed to pay, any of the Company Employees for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation or on-call payments, to which they would be entitled under Applicable Law, if any, bonuses, benefits, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals, except, in each case, for any such delinquency or failure which would not be expected to result in any material liability for any Acquired Company. To the Company’s Knowledge, there have been no written reports or allegations by Company Employees regarding violations of the Fair Labor Standards Act of 1938, as amended, or any similar law of any state or other jurisdiction applicable to such Company Employees by any Acquired Company since January 1, 2013.

(6)    (i) Except as set forth in Schedule 3.02(p)(6) of the Disclosure Schedule or as required by Applicable Law, none of the Acquired Companies has any severance pay policy; (ii) except as set forth in Schedule 3.02(p)(6), none of the Acquired Companies is liable for any severance pay, bonus compensation, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Company Employee arising from the termination of employment on or after January 1, 2013 under any benefit or severance policy, practice, Contract, plan, program of any Acquired Company, Applicable Law or otherwise that, in each case, remain outstanding.
(q)    Taxes.
(1)    Each Acquired Company other than LMK Services and Landmark Europe for federal, state, and local income Tax purposes is either (i) disregarded as an entity separate from its owner, or (ii) classified as a partnership that is not a publicly traded partnership within the meaning of Section 7704 of the Code.
(2)    All income and other material Tax Returns required to have been filed by or with respect to the Acquired Companies or their activities have been duly and timely filed, and all such Tax Returns are complete and correct in all material respects; provided that the forgoing shall not be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Acquired Companies. All Taxes owed by the Acquired Companies (whether or not shown on such Tax Returns) have been duly and timely paid.
(3)    Except as set forth on Schedule 3.02(q)(3) of the Disclosure Schedule, none of the U.S. federal income or other material Tax Returns of the Acquired Companies have ever been audited by any Governmental Authority. The Sellers and the Acquired Companies have not received any written notice of assessment or proposed assessment in connection with any Tax Returns relating to the Acquired Companies or their activities. No claim has ever been made by any Governmental Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies is subject to taxation by that jurisdiction.
(4)    There are no currently effective extensions or waivers regarding the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes relating to any of the Acquired Company or any of their activities.
(5)    The Sellers have delivered or made available to Purchaser correct and complete copies of all federal, state, local and foreign Tax Returns filed with respect to the Acquired Companies and the Private Fund Clients for each of the past three years.
(6)    There are no Liens in respect of Taxes on any assets or properties of the Acquired Companies, other than Permitted Liens.

(7)    All material Taxes required to have been withheld, collected or deposited by or with respect to the Acquired Companies or their activities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
(8)    None of the Acquired Companies (A) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return , or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as a transferee or successor, by contract, or otherwise, other than agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes.
(9)    No power of attorney granted by or with respect to any Acquired Company relating to Taxes is currently in force. None of the Acquired Companies is a party to, or bound by, or has any obligation under, any tax allocation, tax indemnification, or tax sharing agreement or similar contract or arrangement, other than agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes.
(10)    None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.
(11)    Each Acquired Company that is a partnership for federal income tax purposes has in effect a valid election under Section 754 of the Code.
(12)    All forms FinCEN Report 114 and TD F 90-22.1 required to have been filed by (i) any Acquired Company or (ii) any employee, officer, or member of any Acquired Company in connection with the business operations of any Acquired Company have been timely filed, and all such forms are complete and correct in all material respects.
(r)    Insurance. Schedule 3.02(r) of the Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by the Acquired Companies, and such policies, binders and bonds constitute all of the insurance required to be maintained in connection with the business of the Acquired Companies pursuant to Applicable Law or as required under any Advisory Contract or Material Contract. All of the policies, binders and bonds are in full force and effect, all premiums thereon have been paid, none of the Acquired Companies is in material default thereunder or, to the Knowledge of the Company, has taken any action or failed to take any action that would constitute a material breach or material default (with or without notice or lapse of time or both) thereunder, all material claims thereunder have been filed in due and timely fashion, and none of the Acquired Companies has received any written notice of cancellation or termination with respect to any such material policy, binder or bond. There is no material claim by or with respect to any Acquired Company pending under any of such insurance policies, binders or bonds as to which coverage has been denied or disputed by the underwriters of such policy, binder or bond or in respect of which such underwriters have reserved their rights.
(s)    Plan Client, ERISA and Other Fiduciary Matters; QPAM.
(1)    Schedule 3.02(s)(1) of the Disclosure Schedule sets forth a complete and accurate list of each Client to which an Acquired Company provides Investment Services or with respect to which an Acquired Company acts or has acted as a fiduciary (within the meaning of Title I of ERISA, Section 4975 of the Code or any law similar to the fiduciary provisions of ERISA or the prohibited transaction provisions of the Code (“Similar Law”)), and which is: (i) an employee benefit plan which is subject to Title I of ERISA; (ii) a plan subject to Section 4975 of the Code; (iii) a plan, such as a governmental or church plan, that is not subject to ERISA or the prohibited transaction provisions of the Code but is subject to Similar Law or (iv) an entity (including any Private Fund Client) deemed to hold the “plan assets” of one or more plans described in (i) (ii) and (iii) above pursuant to Section 3(42) of ERISA and applicable regulations of the Department of Labor, Similar Law or otherwise (each, a “Plan Client”). The Sellers have delivered or made available to the Purchaser in the Data Room all Advisory Contracts and other agreements governing the relationship between the applicable Acquired Company and each Plan Client. Each Acquired Company, with respect to each Plan Client (i) has acted in compliance with all applicable provisions of ERISA, the Code and Similar Law, and has not breached any provision of any such Applicable Law that would subject it to liability; and (ii) has not engaged in a transaction prohibited by Section 406 of ERISA or Section 4975 of the Code or Similar Law which is not subject to an applicable statutory, regulatory or administrative exemption. The Acquired Companies have in place policies and procedures with respect to the provision of Investment Services to Plan Clients which, among other things, ensure compliance with ERISA, with the prohibited transaction provisions of the Code and with Similar Law, including the conditions of any administrative exemption of the Department of Labor to the prohibited transaction provisions of ERISA and the Code upon which they intend to rely. To the extent that any of the Acquired Companies have relied upon any statutory or administrative exemption from the prohibited transaction rules of Section 406 of ERISA or Section 4975 of the Code or Similar Law, such Adviser Entity is eligible to rely on such exemption and has satisfied the requirements of such exemption. The consummation of the transactions contemplated by this Agreement will not result in any transaction that is prohibited or would violate the terms of ERISA, the prohibited transaction rules of the Code or any Similar Law that is not subject to an applicable exemption. Except as set forth on Schedule 3.02(s)(1)(B) of the Disclosure Schedule, none of the Acquired Companies has exercised any discretionary authority, or advised any Plan Client, to invest assets of any Plan Client to which such Acquired Company provides Investment Services in any Private Fund Client. No assets of any Employee Benefit Plan are invested or have at any time been invested in any Private Fund Client.

(2)    Each of the Adviser Entities is a “qualified professional asset manager” within the meaning of Department of Labor Prohibited Transaction Exemption 84-14, as amended (“PTE 84-14”) with respect to each Plan Client subject to Part 4 of Subtitle B of Title I of ERISA or to Section 4975 of the Code for whom such Acquired Company provides investment management services or otherwise acts as a “fiduciary” within the meaning of Title I of ERISA or Section 4975 of the Code. No Person who is an “affiliate” of any Acquired Company within the meaning of Section VI(c)(i) of PTE 84-14 has been convicted of, or pleaded guilty to, a crime described in Section I(g) of PTE 84-14. The exemption provided by PTE 84-14 is not unavailable with respect to transactions negotiated by or under the authority and general direction of any Acquired Company by reason of the application of Part I(e) of PTE 84-14. None of the Acquired Companies is unable to serve in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA.
(t)    Intellectual Property.
(1)    Schedule 3.02(t)(1) of the Disclosure Schedule sets forth all Registered Intellectual Property (i) owned or licensed by any of the Acquired Companies or (ii) that is material to the Business, indicating for each item the registration or application number and the applicable filing jurisdiction (collectively, (i) and (ii) are the “Scheduled Intellectual Property”). The Scheduled Intellectual Property constitutes all Registered Intellectual Property used or held for use by the Acquired Companies in connection with, necessary for the conduct of, or otherwise material to the Business. The Scheduled Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, to the extent necessary to ensure protection under Applicable Law. Such registrations, filings or issuances remain in full force and effect.
(2)    As applicable, an Acquired Company, owns, or has a valid license to use, the Scheduled Intellectual Property, free from Liens (except for Permitted Liens and except as stated in Schedule 3.02(t)(2) of the Disclosure Schedule).
(3)    To the Knowledge of the Company, (i) the use of the Scheduled Intellectual Property in the Business as it is currently conducted does not infringe any third party’s Intellectual Property rights, and no claim or demand has been made or threatened to that effect, (ii) no third party is infringing, misappropriating or otherwise violating any of the Acquired Companies’ rights with respect to the Scheduled Intellectual Property and (iii) the consummation of the transactions contemplated by this Agreement will not materially impair the rights of the Acquired Companies to use the Scheduled Intellectual Property, it being understood that this Section 3.02(t)(3) is the exclusive representation and warranty regarding infringement of Intellectual Property rights.
(4)    The Acquired Companies have established and maintained a commercially reasonable security program that meets industry standards, including the use of technology, practices, procedures and processes that are designed to protect the integrity of the transactions executed through its systems, including using encryption and/or other security protocols and techniques when feasible.

(5)    The Acquired Companies have established adequate processes, procedures and measures necessary to comply, in all material respects, with Applicable Law and Contract requirements regarding data security, privacy and the use of data and information. With respect to data security, privacy and the use of data and information, each of the Acquired Companies is in compliance in all material respects with all Contracts and requirements of Applicable Law. Except as set forth on Schedule 3.02(t)(5) of the Disclosure Schedule, there have been no material security breaches relating to, violations of any security policy regarding or any unauthorized access or unauthorized use of any data or information within the past two (2) years.
(u)    Affiliate Transactions. Schedule 3.02(u) of the Disclosure Schedule lists the Contracts, transfers of assets or liabilities or other transactions (including guarantees, keep-well arrangements, credit support arrangements or other similar arrangements), except for the Transaction Documents, that are pending or in effect or involve continuing liabilities or obligations of any of the Acquired Companies and (A) were entered into by an Acquired Company for the benefit of a Seller, a Family Member of a Seller (other than Newco) or an Affiliate (other than an Acquired Company) of a Seller; (B) by which an Acquired Company, on the one hand, and a Seller or a Family Member of a Seller (other than Newco) or an Affiliate (other than an Acquired Company) of a Seller, on the other hand, are or have been a party or otherwise bound or affected; or (C) were entered into by an Acquired Company with Landmark Partners, Inc.-CT, Landmark Advisers Inc. or another Acquired Company.
(1)    Except as disclosed in Schedule 3.02(u)(1) of the Disclosure Schedule, to the Knowledge of the Company, each matter disclosed (or required to be disclosed) in Schedule 3.02(u) of the Disclosure Schedule was on terms and conditions at least as favorable to the Acquired Company that is party to such matter as could have been obtained at the time in a comparable arm’s-length transaction with a Person other than a Seller or a Family Member of a Seller (other than Newco) or an Affiliate (other than an Acquired Company) of a Seller.
(2)    Except as disclosed in Schedule 3.02(u)(2) of the Disclosure Schedule, to the Knowledge of the Company, no Seller, Family Member of a Seller (other than Newco) or an Affiliate of any of them (A) serves as a director or officer of a Person that is a competitor of, or has a Material Contract with, an Acquired Company; or (B) has received a loan from or is otherwise a debtor of, or made a loan to or is otherwise a creditor of, an Acquired Company.
(v)    Risk Management Instruments. Schedule 3.02(v) of the Disclosure Schedule describes all interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar risk management arrangements in effect that were entered into by an Acquired Company for its own account or for the account of one or more Clients (“Risk Management Instrument”). There is no event of default or event or condition that, after notice or lapse of time or both, would constitute an event of default under any Risk Management Instrument on the part of the Acquired Company party thereto or, to the Company’s Knowledge, on the part of any other party to it. To the Company’s Knowledge, there are no grounds to believe that any party to a Risk Management Instrument intends to terminate, or where applicable not renew, the Risk Management Instrument.

(w)    Corrupt Practices; AML Standards; Trade Sanctions.
(1)    None of the Acquired Companies nor, to the Knowledge of the Company, any of their respective directors, officers, members, managers, or employees has been convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate tax laws, embezzlement or other fraudulent conversion or misappropriation of property, or is otherwise subject to statutory disqualification as defined in Section 3(a)(39) of the Exchange Act.
(2)    Except as set forth on Schedule 3.02(w)(2) of the Disclosure Schedule, none of the Acquired Companies (or political action committee controlled by an Acquired Company or employee of an Acquired Company) has offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority or any fiduciary of a Client.
(3)    The Acquired Companies have established and maintained a written anti-money laundering program that is consistent with the requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act and its implementing regulations and in particular, the customer identification and verification program requirements of Section 236 of the USA PATRIOT Act and any implementing regulations. The Acquired Companies’ anti-money laundering program has been duly implemented by each of the Acquired Companies and has operated effectively in all material respects since the inception of each of the Acquired Companies.
(4)    Since January 1, 2013, the Acquired Companies and the Private Fund Clients have been in compliance in all material respects with all Trade-Related Laws and have not engaged in any dealings or transactions with (i) any Person that appears on the OFAC Specially Designated Nationals and Blocked Persons List or on any other list of blocked Persons maintained by OFAC, as may be amended from time to time by OFAC, (ii) any Person that is otherwise the target of economic sanctions administered and/or enforced by OFAC or organized in a foreign jurisdiction against which any applicable Governmental Authority with jurisdiction over an Acquired Company maintains a trade embargo, economic sanction or other similar prohibition pursuant to which dealing with such Person is prohibited, or (iii) any Person owned or controlled by or acting on behalf of, directly or indirectly, any Person described in sub-clauses (i) or (ii).

(x)    Real Property; Environmental.
(1)    Except for the Owned Real Property, none of the Acquired Companies owns or has ever owned any real property. With respect to the Owned Real Property:
(i)    Mill Pond Associates has good, marketable and insured fee simple title thereto, free and clear of all Liens (except Permitted Liens);
(ii)    Mill Pond Associates has not leased or otherwise granted to any Person other than the Acquired Companies the right to use or occupy the Owned Real Property or any portion thereof, and no party other than the Acquired Companies is in actual possession and occupancy of the Owned Real Property or any portion thereof;
(iii)    there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase the Owned Real Property or any portion thereof or interest therein;
(iv)    the Sellers have made available to Purchaser a true, correct and complete copy of all title insurance policies and surveys in their possession or the possession of the Acquired Companies, if any, of or pertaining to the Owned Real Property;
(v)    the buildings, structures and other improvements located on the Owned Real Property are in good repair and condition, ordinary maintenance, repairs, wear and tear excepted;
(vi)    none of the Acquired Companies or Mill Pond Associates has received written notice of any default under, non-compliance with or violation of any of the Mill Pond Loan Documents or the Amended and Restated Declaration of Easements, Covenants and Restrictions dated December 8, 1997, as amended and in effect, and more particularly identified in item no. 5 of the special exceptions set forth in Schedule B of the Title Policy;
(vii)    none of the Acquired Companies or Mill Pond Associates has received written notice of any violation or revocation of a certificate of occupancy for the Owned Real Property; and
(viii)    no portion of the Owned Real Property is subject to any pending condemnation proceeding by any public or quasi-public authority and, to the Knowledge of the Company, there is no condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Owned Real Property or the improvements thereon.

(2)    Schedule 3.02(x)(2) of the Disclosure Schedule sets forth a list of all real property leased by an Acquired Company as of the date hereof (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as set forth on Schedule 3.02(x)(2) of the Disclosure Schedule, none of the Acquired Companies (1) is in material breach or default under any of the real property leases to which it is a party or (2) has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion thereof. Each lease set forth on Schedule 3.02(x)(2) of the Disclosure Schedule is in full force and effect and is not subject to any Liens other than Permitted Liens.
(3)    Except as disclosed in Schedule 3.02(x)(3) of the Disclosure Schedule:
(A)    the Acquired Companies are and since January 1, 2013 have been in compliance in all material respects with all applicable Environmental Laws (which compliance includes and has included the possession by the Acquired Companies of all material Environmental Permits required under applicable Environmental Laws, and material compliance with the terms and conditions thereof); and all material Environmental Permits held by the Acquired Companies are listed on Schedule 3.02(y)(3)(A) of the Disclosure Schedule;
(B)    there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies;
(C)    there are and have been no Hazardous Materials Released on, at, in, under, to or from the Owned Real Property or to the Knowledge of the Company, any other Site in a manner that requires remedial action, investigation or monitoring by, or could give rise to material Liability of, the Acquired Companies pursuant to applicable Environmental Law;
(D)    none of the Acquired Companies or any predecessors of any of the Acquired Companies has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any off-site location that is listed on the National Priorities List or any analogous state list of Hazardous Material disposal sites or in a manner that could otherwise reasonably be expected to result in a Liability to the Acquired Companies;
(E)    except for matters that have been resolved and for which no Liability or obligations remain, none of the Acquired Companies has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Authority under any Environmental Laws;
(F)    none of the Acquired Companies has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability or obligation arising under or relating to Environmental Laws other than pursuant to ordinary course service agreements;

(G)     there are no Phase I or Phase II environmental assessments or any other material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of any of the Acquired Companies (or any advisors or representatives thereof) with respect to any Real Property which have not been delivered to Purchaser prior to execution of this Agreement;
(H)    none of the Acquired Companies has generated “Hazardous Wastes” at the Owned Real Property in quantities that would cause the Owned Real Property to constitute an “Establishment,” as each such term is defined in the Connecticut Transfer Act, Conn. Gen. Stat. § 22a-134 et seq. (the “Connecticut Transfer Act”);
(I)    neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to Environmental Laws, including without limitation, pursuant to the Connecticut Transfer Act; and
(J)    to the Knowledge of the Company, there are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos containing material at the Owned Real Property, except in each case in accordance with Environmental Law.
(K)    This Section 3.02(x)(3) and Sections 3.02(f) and .02(g) provide the sole and exclusive representations and warranties of the Company in respect of all matters arising under Environmental Laws.
(y)    Title to Personal Property. The Acquired Companies have good and marketable title to, or a valid leasehold interest in, their respective material assets, in each case free and clear of all Liens other than Permitted Liens. The assets of the Acquired Companies include all assets necessary to conduct the Business in the same manner in all material respects as currently conducted by the Acquired Companies. The leasehold improvements, furniture, fixtures, equipment and other tangible personal property used in the Business, taken as a whole, are, in all material respects, in suitable working condition for the Acquired Companies’ current uses of them, subject to ordinary wear and tear, ongoing repairs or refurbishments in the ordinary course of business and obsolescence in the ordinary course of business.
3.03    Representations and Warranties of the Sellers. As an inducement to Purchaser to enter into this Agreement, each of the Sellers, solely with respect to itself, himself or herself and not any other Seller, represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (except as set forth in the Disclosure Schedule, and except to the extent made only as of a specified date, in which case as of such date), that:

(a)    Authorization and Binding Effect.
(1)    Newco is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Newco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly qualified to do business as a foreign entity in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Newco’s ability to consummate the transactions contemplated hereby. Newco is not in default under or in violation of any provision of its Constituent Documents, each as amended to date, and all such documents are in full force and effect. Newco has full corporate power and authority to enter into each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. Newco has taken all corporate and other action necessary to be taken by it to authorize the execution, delivery, and performance of each Transaction Document to which it is a party, and no further corporate, director, shareholder or other action or proceeding on the part of Newco is necessary to authorize any of the Transaction Documents to which Newco is a party or consummate the transactions contemplated hereby or thereby. Each Transaction Document to which Newco is or will be a party has been (or when executed and delivered, will be) duly executed and delivered by Newco and is (or, when executed and delivered, will be) a valid and legally binding agreement and obligation of Newco enforceable against it in accordance with its terms, except as enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.
(2)    For each Seller other than Newco, such Seller has the legal capacity to enter into each Transaction Document to which he is a party, to perform his obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. Each Transaction Document to which such Seller is or will be a party has been (or when executed and delivered, will be) duly executed and delivered by such Seller and is (or, when executed and delivered, will be) a valid and legally binding agreement and obligation of such Seller enforceable against him in accordance with its terms, except as enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.
(b)    Title to Purchased Interests. Such Seller has good and marketable title to the Purchased Interests set forth opposite his name on Schedule A, free and clear of any and all Liens (except to the extent arising under applicable Securities Laws and the Constituent Documents of the Company). Other than the Constituent Documents of the Company, such Seller is not a party to any voting agreement or voting trust, proxy or other agreement or understanding with respect to the purchase, sale or voting of any Interests of the Company other than this Agreement. Upon delivery by such Seller of the Purchased Interests to be sold by such Seller to Purchaser as contemplated by this Agreement, Purchaser shall acquire legal and beneficial ownership of, and shall have good title to, such Purchased Interests free and clear of all Liens (except to the extent arising under applicable Securities Laws and the Amended and Restated Company Agreement).
(c)    Regulatory Filings; No Defaults.
(1)    No Consents or approvals of, or notices, reports, filings or registrations with, any Governmental Authority or Self-Regulatory Organization are required to be made or obtained by such Seller in connection with the execution, delivery or performance by such Seller of the Transaction Documents to which it is a party or to effect the transactions contemplated hereby or thereby.
(2)    Except as set forth on Schedule 3.03(c)(2) of the Disclosure Schedule, the execution, delivery and performance by such Seller of the Transaction Documents to which he is a party, the consummation by him of the transactions contemplated hereby and thereby and compliance by such Seller with any of the provisions hereof or thereof do not (A) conflict with, or constitute a violation or breach of or default under, or terminate, cancel or accelerate, or give rise to (or give rise after the giving of notice, the passage of time or both to) a right of termination, cancellation or acceleration of, any obligation of any of such Seller or give rise to a loss of any benefits to which such Seller is entitled under any provision of (i) in the case of Newco, its Constituent Documents, (ii) any Applicable Law, (iii) any Contract to which such Seller is a party or (iv) any license, franchise, permit or similar authorization held by such Seller; or (B) result in the creation or imposition of any Lien on any material portion of the assets of such Seller, except in the case of clauses (A)(ii), (A)(iii) and (A)(iv), as would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby. The Sellers party to the Religare Agreement are in compliance in all material respects with the terms and conditions of the Religare Agreement.
(d)    Litigation. There is no Litigation pending, or to such Sellers’ knowledge, threatened against, such Seller or to which such Seller or his property or assets are subject that could adversely affect or impair, prevent or delay the consummation of the transactions contemplated by this Agreement.
(e)    No Brokers. Except for any fees which may be due and owing to Goldman Sachs, which will constitute Seller Transaction Expenses, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission from the Sellers in connection with the transactions contemplated by this Agreement.
(f)    Disclosure. The Sellers acknowledges and agrees that, except for the representations and warranties contained in this Agreement or any other Transaction Document (including any certificate or other instrument delivered in connection therewith), neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser relating to Purchaser.

3.04    Representations and Warranties of Purchaser and OMAM. As an inducement to the Sellers and the Company to enter into this Agreement, each of Purchaser and OMAM represents and warrants to the Sellers and the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:
(a)    Organization, Standing and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OMAM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and OMAM has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the ability of Purchaser or OMAM to consummate the transactions contemplated hereby. Neither Purchaser nor OMAM is in default under or in violation of any provision of its Constituent Documents in any material respect, each as amended to date, and all such documents are in full force and effect.
(b)    Authorization and Binding Effect. Each of Purchaser and OMAM has full limited liability company or corporate power and authority (as the case may be) to enter into this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. Each of Purchaser and OMAM has taken all limited liability company or corporate (as the case may be) and other action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement and each other Transaction Document to which it is a party, and no further limited liability company or corporate (as the case may be) or other action or proceeding on the part of Purchaser or OMAM is necessary to authorize this Agreement and each other Transaction Document to which Purchaser or OMAM is a party or consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which Purchaser or OMAM is or will be a party has been (or when executed and delivered, will be) duly executed and delivered by Purchaser or OMAM, as applicable, and is (or, when executed and delivered, will be) a valid and legally binding agreement and obligation of Purchaser or OMAM, as applicable, enforceable against it in accordance with its terms, except as enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(c)    Regulatory Filings; No Defaults.
(1)    Other than the filing of a notice under the HSR Act and a Current Report on Form 8-K with the SEC, no Consents or approvals of, or notices, reports, filings or registrations with, any Governmental Authority or Self-Regulatory Organization are required to be made or obtained by Purchaser or OMAM in connection with the execution, delivery or performance by Purchaser or OMAM of this Agreement and the other Transaction Documents to which it is a party, or to effect the transactions contemplated hereby or thereby.
(2)    Subject to the filing of a notice under the HSR Act and any required Consent in connection therewith, the execution, delivery and performance by Purchaser or OMAM of this Agreement and the other Transaction Documents to which it is a party, the consummation by it of the transactions contemplated hereby and thereby and compliance by Purchaser with any of the provisions hereof or thereof do not (A) conflict with, or constitute a violation or breach of or default under, or terminate, cancel or accelerate, or give rise to (or give rise after the giving of notice, the passage of time or both) a right of termination, cancellation or acceleration of, any obligation of Purchaser or OMAM or give rise to a loss of any benefits to which Purchaser or OMAM is entitled under any provision of (i) Purchaser’s or OMAM’s Constituent Documents; (ii) any Applicable Law, (iii) any material Contract to which Purchaser or OMAM is a party or (iv) any license, franchise, permit or similar authorization held by Purchaser or OMAM; or (B) result in the creation or imposition of any Lien on any material portion of the assets of Purchaser or OMAM, except in the case of clauses (A)(ii), (A)(iii) and (A)(iv), as would not reasonably be expected to have a material adverse effect on OMAM and its Subsidiaries, taken as a whole.
(d)    Litigation. There is no Litigation pending or, to the knowledge of Purchaser or OMAM, threatened against Purchaser or OMAM, or to which its properties or assets or directors, officers or employees are subject that could adversely affect or impair, prevent or delay the consummation of the transactions contemplated by this Agreement.
(e)    No Brokers. Except for any fees which may be due and owing to Morgan Stanley & Co. LLC, which will be paid by Purchaser or OMAM, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or OMAM who might be entitled to any fee or commission from Purchaser or OMAM in connection with the transactions contemplated by this Agreement.
(f)    Financing. As of the Closing, the Purchaser has sufficient immediately available funds to pay, in cash, the Closing Purchase Price and the OMAM Capital Contribution.
(g)    Investment Representation. Purchaser acknowledges that the Purchased Interests are not registered or qualified under Securities Laws of any jurisdiction and that it is acquiring the Purchased Interests for its own account, not as a nominee or agent, for investment, and not with a view to distribution thereof. Purchaser (a) is a sophisticated investor with knowledge and experience in financial and business matters, (b) is capable of evaluating the risks and merits of the purchase of the Purchased Interests and (c) has the capacity to protect its own interests and to bear the risk of loss of its entire investment in the Purchased Interests. Purchaser acknowledges that the Sellers and the Company have given Purchaser (i) the opportunity to ask questions of the officers and management employees of the Company and to obtain additional information about the business and financial condition of the Acquired Companies and (ii) access to the facilities, books and records relating to the Business in order to evaluate the purchase contemplated hereby.
(h)    Resale Restrictions. Purchaser acknowledges that the Purchased Interests have not been, and the Purchased Interests will not be, upon Purchaser’s purchase of them, registered or qualified under any Securities Laws of any jurisdiction, and the Purchased Interests must be held indefinitely unless a subsequent disposition thereof is registered or qualified under Applicable Law or is exempt from such registration or qualification.
(i)    Disclosure. Each of Purchaser and OMAM acknowledges and agrees that, except for the representations and warranties contained in this Agreement or any other Transaction Document (including any certificate or other instrument delivered in connection therewith), none of the Sellers, the Company or any other Person makes any other express or implied representation or warranty on behalf of the Sellers or the Company relating to the Sellers or the Company.
ARTICLE IV.

Covenants
4.01    Conduct of Business. (a) During the period from the date hereof until the Closing or earlier termination of this Agreement under ARTICLE VII, except as otherwise contemplated by this Agreement or the Religare Agreement, set forth on Schedule 4.01(a) of the Disclosure Schedule or as otherwise authorized by the prior written consent of Purchaser (not to be unreasonably withheld or delayed), or as otherwise required by Applicable Law, the Company shall, and the Company and the Sellers shall cause each of the other Acquired Companies to, (i) carry on (and maintain in all material respects the Business Records of) the business of the Acquired Companies in the ordinary course of business consistent with past practice, including with respect to the management, retention and use of cash held by the Acquired Companies; (ii) use commercially reasonable efforts to preserve the present business organization and material relationships of the business of the Acquired Companies (including the Business); (iii) use commercially reasonable efforts to preserve the rights, franchises, goodwill and relations of each of the Clients and others with whom material business relationships exist; and (iv) use commercially reasonable efforts to maintain insurance policies which are substantially equivalent to those currently in effect.
(b)    Except as expressly permitted or required by this Agreement or as contemplated by the Religare Agreement or the other Transaction Documents, as set forth on Schedule 4.01(b) of the Disclosure Schedule or as otherwise consented to by Purchaser in writing (not to be unreasonably withheld or delayed), or as otherwise required by Applicable Law, from the date of this Agreement to the earlier of the termination of this Agreement under ARTICLE VII and the Closing, the Company will not, and the Company and the Sellers will not permit any of the other Acquired Companies or, if within their control, any Private Fund Client, to:

(i)    amend their respective Constituent Documents;
(ii)    issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Interests, or issue, grant, modify or authorize any Right therefor; or effect any recapitalization, reclassification or other change in capitalization;
(iii)    (1) enter into or assume any Contract that would be a Material Contract, or permit any amendment, supplement, waiver, termination or other modification of a Material Contract, other than in the ordinary course of business or (2) enter into any Contract not to compete in any line of business or geographic area that could bind Purchaser or any of its Affiliates after the Closing;
(iv)    enter into any transactions that, if existing on the date of this Agreement, would have to be listed on Schedule 3.02(u) of the Disclosure Schedule, or amend or modify the relationship or Contracts between the Company and Landmark Europe;
(v)    (1) merge or consolidate with a Person; (2) purchase substantially all the assets or capital stock of, or otherwise acquire, a Person for its own account; or (3) sell, license, transfer or otherwise dispose of, or create, suffer the imposition of, permit to exist or assume any Lien (other than Permitted Liens) on, any of its material assets;
(vi)    incur Indebtedness exceeding $1,000,000 in the aggregate, other than Indebtedness of a Private Fund Client incurred in the ordinary course of business consistent with past practice to fund capital calls;
(vii)    loan or advance funds, or settle, compromise or cancel any debt owing to it (except in the ordinary course of business consistent with past practice consistent with past practice to fund capital calls and in the aggregate not exceeding $1,000,000);
(viii)    (1) hire any new employee that has not been disclosed to Purchaser or enter into any employment agreement not terminable at will without severance benefits other than hiring employees, without employment agreements, (A) whose total annual compensation does not exceed $250,000 per person and $1,000,000 in the aggregate and (B) who are entitled only to severance benefits provided pursuant to a generally available existing Employee Benefit Plan in accordance with past practice; (2) increase the compensation payable or, in any material respect, the benefits provided to any of its (A) officers or (B) employees whose total annual compensation exceed $250,000, adopt any Employee Benefit Plan or modify or amend, in any material respect, any Employee Benefit Plan, other than (x) as required pursuant to Applicable Law, (y) as required by the terms of Contracts or Employee Benefit Plans or arrangements in effect on the date hereof or (z) as otherwise set forth on Schedule 4.01(b); or (3) waive any non-competition, non-solicitation or confidentiality agreement binding any Company Employee;

(ix)    (1) make any new, or change or revoke any existing Tax election, amend a Tax Return, enter into a closing agreement, settle a Tax claim or assessment, surrender a right to claim a material Tax refund, or consent to an extension or waiver of the limitation period applying to a Tax with respect to it, its assets, or the business or (2) change accounting principles, policies, practices or related methodologies, except, in each case, as required by Applicable Law; provided, however, that notwithstanding anything in this Section 4.01(b)(ix) to the contrary, each Acquired Company and Private Fund Client shall be entitled to extend the period for filing any Tax Return to any extent permitted by Applicable Law and the consent of Purchaser shall not be required therefor;
(x)    change the firm of independent public accountants that prepares the Company’s financial statements;
(xi)    expend, or commit to expend, funds for capital expenditures of more than $250,000 in the aggregate;
(xii)    enter into a new line of business unrelated to the Business as currently conducted or change its investment and risk management and other material operating procedures in any material respect;
(xiii)    agree to reduce, waive, cap or subject to rebate the compensation paid by any Client, or change any “fee for services” arrangement, other than in the ordinary course of business consistent with past practice;
(xiv)    file, settle or compromise any Litigation or other claim, action or proceeding involving any liability for money damages or any restrictions upon any of its operations or that may be precedential with respect to other claims, actions or proceedings that may involve such damages or restrictions;
(xv)    adopt a plan or agreement of complete or partial liquidation or dissolution;
(xvi)    fail to maintain any Permit in the ordinary course of business consistent with past practice;
(xvii) create any Subsidiary, enter into an agreement of partnership; become a member of a limited liability company, a partner (general or limited) of a partnership or a limited liability limited partnership or a joint venture, or a shareholder of a corporation;

(xviii)    organize, sponsor or become investment adviser or subadviser to any Fund, other than the Private Fund Clients listed on Schedule 3.02(k)(5)(A) of the Disclosure Schedule;
(xix)    enter into any non-competition or other similar agreement that restricts or limits the actions of the Acquired Companies to conduct the Business;
(xx)    assume (i) any unlimited liability or indemnity, except in connection with an investment management agreement or vendor agreement where such term is a market standard provision or (ii) any third-party liability or providing a guarantee outside the ordinary course of business;
(xxi)    agree or commit to take any of the actions in this Section 4.01(b).
4.02    Commercially Reasonable Efforts.
(a)    During the period from the date hereof continuing until the Closing or earlier termination of this Agreement under ARTICLE VII, subject to the terms and conditions of this Agreement, each of the Sellers, the Company and Purchaser agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under Applicable Law, so as to consummate the transactions contemplated by the Transaction Documents, including the execution of documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the transactions contemplated by this Agreement or the Transaction Documents and shall cooperate with the other parties hereto to that end.
(b)    Without limiting Section 4.02(a), during the period from the date hereof continuing until the Closing or earlier termination of this Agreement under ARTICLE VII:
(1)    each of the parties shall negotiate in good faith the Amended and Restated Company Agreement, the KELP Agreement, and the Employment Agreements; and
(2)    Purchaser and OMAM shall use commercially reasonable efforts to obtain representations and warranties insurance with a coverage limit of at least $24,000,000 on terms no less favorable than those set forth in that certain Non-Binding Indication Letter for Buyer-Side R&W Insurance (assuming the “seller indemnity” option is utilized) (the “R&W Insurance”), a copy of which was provided by OMAM to the Company.
4.03    Client Consents.
(a)    Within ten (10) Business Days after the date of this Agreement, the Company shall, and shall cause the other Adviser Entities to, after consultation with and after receiving the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), send a notice to each Client, each limited partner or other investor in a Private Fund Client and the members of each Advisory Board listed in the definition of Client Consent, announcing the entry by the Company into this Agreement and the Religare Agreement and the transactions contemplated hereby and thereby. The Company shall, and the Sellers shall cause the Company to, use commercially reasonable efforts to obtain the Client Consents prior to the Closing Date.
(b)    With respect to any Direct Client obtained or renewed between the date of the Agreement and the Closing, the applicable Adviser Entity shall use commercially reasonable efforts to obtain the affirmative consent of such Direct Client to the transactions contemplated by this Agreement and the Religare Agreement. None of the Adviser Entities shall enter into any Contract with any Direct Client between the date of this Agreement and the Closing that would terminate upon the consummation of the transactions contemplated by this Agreement or the Religare Agreement or require a new Advisory Contract or other Contract to be entered into to consummate the transactions contemplated by this Agreement or the Religare Agreement. None of the Adviser Entities shall enter into any Contract with any Private Fund Client between the date of this Agreement and the Closing that would terminate upon the consummation of the transactions contemplated by this Agreement or the Religare Agreement, permit an investor to redeem assets or withdraw from the Private Fund Client or require a new Private Fund Client Advisory Contract or other Contract to be entered into to consummate the transactions contemplated by this Agreement or the Religare Agreement.
(c)    The Company shall provide Purchaser fully executed copies of all Consents given to and obtained from Clients as contemplated in this Section 4.03 periodically from time to time between the date of the Agreement and the Closing and, in any event, no later than the Closing Date.
(d)    For all purposes under this Agreement, a Direct Client shall be deemed to have given its Consent to the assignment of its Advisory Contract, and shall be deemed to be a Consenting Client, if it provides Consent to such assignment in the manner contemplated by the definition of Client Consent prior to the Closing Date; provided that such Direct Client has not (x) terminated (or provided notice of its intention to terminate) its Advisory Contract, refused to give Consent, or withdrawn and not reinstated its Consent to the assignment of its Direct Client Advisory Contract, (y) withdrawn all of its AUM or revoked any of its capital commitments or (z) informed the Company, orally or in writing, that it intends to take any of the actions described in clauses (x) or (y).
(e)    For all purposes under this Agreement, a Private Fund Client shall be deemed to have given its Consent to the assignment of its Advisory Contract, and shall be deemed to be a Consenting Client, if, on or prior to the Closing Date, the Private Fund Client has provided Consent to the assignment of the Advisory Contract of such Private Fund Client in the manner contemplated by the definition of Client Consent; provided that such Private Fund Client has not (w) terminated (or provided notice of its intention to terminate) its Advisory Contract, refused to give its Consent or withdrawn and not reinstated its Consent to the assignment of its Private Fund Client Advisory Contract, (x) received notice from its limited partners or other investors that they either intend to redeem their interests in the Private Fund Client or are revoking their capital commitments), (y) been the subject of any action by its limited partners or other investors to remove the general partner or terminate the investment period or (z) informed the applicable Adviser Entity, orally or in writing, that it intends to take any of the actions described in clauses (w), (x) or (y).

4.04    Press Releases; Disclosure of Terms. Each of the Sellers, the Company and Purchaser agrees that it will not (nor will it permit any of its respective Affiliates to), without the prior approval of the other parties hereto which shall not be unreasonably withheld, conditioned or delayed, issue any press release or public statement for general circulation relating to this Agreement or the transactions contemplated herein, except, after consultation where feasible, as otherwise required by Applicable Law (including Securities Laws) or by any rule or regulation of any Governmental Authority, Self-Regulatory Organization or securities exchange on which shares of a party or any of its Affiliates is listed. Notwithstanding the foregoing, without the consent of the Sellers, the Seller Representative or the Company but with prior notice and opportunity to review and comment of the Seller Representative, an Affiliate of Purchaser may file Current Reports on Form 8-K with the SEC on or around the time of both the execution of this Agreement and the Closing, which such reports shall contain such information as Purchaser, or such Affiliate, considers appropriate in order to comply with Securities Laws, and Purchaser agrees to consider in good faith all reasonable comments as may be provided by the Seller Representative in advance of such filing. Each of the Sellers, the Company and Purchaser and their respective Affiliates shall not, unless required for financial or Tax reporting or by Applicable Law (including Securities Laws) or any rule or regulation of any Governmental Authority or Self-Regulatory Organization, or as necessary to enforce their respective rights and remedies under this Agreement or the other Transaction Documents, make public the terms or conditions of this Agreement. Neither of the Company nor Newco will, and the Sellers will not permit the Company or Newco, waive any (a) of the obligations of the parties to the Religare Agreement under Section 11.03 or Section 6.04 of the Religare Agreement or (b) other obligation of confidentiality owed by Religare or its Affiliates to the Company.
4.05    Access; Information.
(a)    During the period from the date hereof continuing until the Closing or termination of this Agreement under ARTICLE VII, each of the Sellers shall, and shall cause the Acquired Companies to, afford to Purchaser and its officers, directors, management-level employees, counsel, accountants, advisors, representatives and agents (collectively, “Representatives”) reasonable access, upon prior notice and during normal business hours, to the officers, employees, properties, offices and other facilities, and to the contracts, Business Records and other documents and data relating to the Business that Purchaser, through its Representatives, may from time to time reasonably request and shall furnish Purchaser and such Representatives all relevant financial, operating and other data and information relating to the Acquired Companies in the possession or control of the Acquired Companies which Purchaser, through its Representatives, may from time to time reasonably request, in each case, in a manner so as to not interfere with the normal business operations of the Acquired Companies. Notwithstanding the foregoing, the Acquired Companies shall not be required to disclose any information where disclosure would jeopardize any attorney-client privilege or contravene any Applicable Law.
(b)    Purchaser acknowledges that, during the period from the date hereof continuing until the Closing or termination of this Agreement under ARTICLE VII, the information provided to it by the Sellers or the Acquired Companies in connection with this Agreement shall be subject to the terms and conditions of the Confidentiality Agreement applicable to “Confidential Information” (as defined in the Confidentiality Agreement) as if the Confidentiality Agreement did not terminate upon the execution of this Agreement and continued in effect through the earlier of the Closing or the termination of this Agreement under ARTICLE VII, and such terms and conditions of the Confidentiality Agreement are incorporated herein.
(c)    During the seven year period following the Closing Date, to the extent necessary in light of any information in the possession of a Seller (and not in the possession of the Company) that relates to the Acquired Companies or such Seller’s ownership interest in the Company, each Seller will afford promptly to Purchaser and its Representatives reasonable access to its books and records, information, employees and auditors to the extent reasonably necessary or useful for Purchaser in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Acquired Companies; provided that any such access by Purchaser shall not unreasonably interfere with the conduct of the business of such Seller. Purchaser shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.
4.06
    No Negotiations. (1) From the date of this Agreement until the Closing, or termination of this Agreement pursuant to ARTICLE VII, each of the Sellers and the Company will not, and will not permit any Acquired Company, or their respective officers, directors, employees, Affiliates, partners, members, agents, advisors or representatives (collectively “Related Parties”) to directly or indirectly: (i) solicit, offer, initiate, encourage, conduct or engage in any discussions, investigations or negotiations, or enter into any agreement or understanding with any other Person regarding an Acquisition Proposal or (ii) disclose any information relating to the Acquired Companies or afford access to the properties, books or records or any virtual dataroom of the Acquired Companies or the Sellers to any other Person that has informed the Company or any of the Sellers or any of their respective Related Parties that it is considering, proposing or making an Acquisition Proposal. If the Company or any of the Sellers becomes aware of any communication, proposal or offer, or request for information, by another Person with respect to any Acquisition Proposal, the Company or such Seller, as the case may be, shall (i) respond by informing such Person that such offer, proposal or request is prohibited by the terms of this Agreement and (ii) promptly inform Purchaser (and provide reasonable detail) of such communication, proposal or offer, or request for information. Immediately upon execution of this Agreement, the Company and the Sellers agree to cease and not engage in, and to cause their respective Related Parties and the other Acquired Companies to cease and not engage in, any and all discussions or negotiations regarding any Acquisition Proposal, and to cease access to any virtual dataroom other than the discussion and negotiation of the transactions contemplated by this Agreement with Purchaser or access of Purchaser to any virtual dataroom.
(b)    The Sellers and the Company will use all commercially reasonable efforts to have any Persons promptly return or destroy materials that the Sellers or the Company or any of their respective Related Parties gave them in connection with any Acquisition Proposal.

(c)    The Acquired Companies will not (and will ensure that its Representatives and Affiliates do not) amend, waive or terminate, or otherwise release a Person from, a confidentiality or similar agreement relating to an Acquisition Proposal.
4.07    Approvals, Consents and Authorizations. (1) During the period from the date hereof continuing until the Closing or termination of this Agreement under ARTICLE VII, each party hereto will cooperate and use its commercially reasonable efforts to prepare all documentation, to effect all filings with and to obtain all Consents of all third parties, Governmental Authorities and Self-Regulatory Organizations necessary to consummate the transactions contemplated by this Agreement, including the filing of a notice under the HSR Act. Each party hereto shall use commercially reasonable efforts to make or cause to be made, as promptly as practicable but in any event within five (5) Business Days after the date hereof and not later than any deadline required by Applicable Law, all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act. Each of the Sellers, the Company and Purchaser shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Applicable Law or any rule or regulation of any Governmental Authority or Self-Regulatory Organization relating to the exchange of information, with respect to, all material written information submitted to any third party, any board of directors or other governing body of any Fund, any Governmental Authority or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement and the Transaction Documents, including the notice filing under the HSR Act. In exercising the foregoing right, each of the Sellers, the Company and Purchaser agrees to act reasonably and as promptly as practicable. Each of the Sellers, the Company and Purchaser further agrees that it will consult with the others with respect to the obtaining of all material Consents of all third parties, Governmental Authorities and Self-Regulatory Organizations necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties appraised of the status of material matters relating to completion of the transactions contemplated hereby.
(b)    During the period from the date hereof continuing until the Closing or termination of this Agreement under ARTICLE VII, each party hereto agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors and officers and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made in connection with the transactions contemplated by this Agreement or the Transaction Documents by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority, including the notice filing under the HSR Act.

(c)    Notwithstanding the provisions of this Section 4.07, nothing contained herein shall require (i) Purchaser or its Affiliates to sell, transfer, divest or otherwise dispose of any of its business assets or properties in connection with this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby or (ii) the Company, any of the Sellers, the Purchaser or any of their respective Affiliates to give or promise any consideration, whether such consideration shall consist of the payment of money or shall take any other form, or incur any expenses for any Consent, exemption or waiver required, necessary or advisable for the consummation of the transactions contemplated hereby or by any other Transaction Document.
4.08    Supplemental Disclosure. (1) The Sellers and the Company may, by written notice in accordance with this Agreement, update the Disclosure Schedule (such updates are referred to herein as “Supplemental Disclosures”) to update any matter which would constitute as of the Closing Date a breach of any representation and warranty contained herein. No such Supplemental Disclosures shall be deemed to cure any breach of such representation or warranty or modify any representation or warranty or for any other purposes under this Agreement, and Purchaser shall continue to have all of its respective rights and remedies hereunder, in each case, other than with respect to supplements to Schedule 3.02(h)(1), Schedule 3.02(k)(5)(A), Schedule 3.02(k)(5)(F), Schedule 3.02(k)(6)(A), Schedule 3.02(k)(6)(D), Schedule 3.02(k)(6)(E) and Schedule 3.02(t)(1) solely for the purpose of supplementing such Schedules for matters arising after the date hereof that are required to be disclosed on such Schedules (it being acknowledged and agreed that the foregoing Schedules may not be amended or modified to disclose matters arising prior to the date hereof or to disclose any action that constitutes a breach of Section 4.01).
4.09    Tax Matters.
(a)    Purchase of Purchased Interests. The parties agree, as a result of the transactions contemplated by this Agreement, to treat the Company as terminated for U.S. federal income tax purposes under Section 708(b)(1)(B) of the Code and to treat the current tax year of the Company as ending as of the close of business on the Closing Date. For U.S. federal income tax purposes, the purchase of the Purchased Interests will be treated as the purchase and sale of an interest in a partnership governed by Section 741 of the Code.
(b)    Asset Allocation. For purposes of applying Sections 741, 743, 751, and 755 of the Code and the Treasury Regulations promulgated thereunder, the respective fair market values of the assets of the Acquired Companies as of the Closing Date shall be determined in accordance with an asset allocation prepared by Purchaser (the “Asset Allocation”) within sixty (60) days after the Closing Date. The parties agree to work together and cooperate to develop, within thirty (30) days after the date of this Agreement, a schedule of the Acquired Companies’ projected tax basis in their respective assets as of September 1, 2016 which will be subsequently adjusted as appropriate to reflect the adjusted tax basis in those assets as of the Closing Date and will be used in applying Section 743, 751 and 755 of the Code (the “Asset Allocation Schedule”). If, after such time period, either party objects to the Asset Allocation Schedule, then the parties will negotiate in good faith to resolve such dispute. In the event that such dispute cannot be resolved by the parties within 30 days of such objection to the Asset Allocation Schedule, then such dispute shall be submitted to a “Big Four” accounting firm using the procedures set forth in

Section 2.05(f). The decision of such selected accounting firm shall be final and binding on the parties. The Asset Allocation shall be adjusted as necessary to take into account any purchase price adjustments, as determined for federal income tax purposes. Neither Purchaser nor Sellers shall take any action or position inconsistent with the Asset Allocation on any Tax Return or before any taxing authority, except as required in connection with a determination within the meaning of Section 1313(a) of the Code.
(c)    Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer, documentary, sales, use, stamp and other similar Taxes imposed as a result of the purchase and sale of the Purchased Interests (including the controlling interest transfer tax, if any, payable pursuant to Conn. Gen. Stat. Chapter 228b (§§12-368a-2-639 with respect to the Owned Real Property) shall be paid 50% by the Sellers and 50% by the Purchaser. The appropriate party as determined by the relevant taxing authority shall prepare any Tax Returns with respect to such Taxes, and the parties shall cooperate in good faith in the preparation and filing of such Tax Returns.
(d)    Preparation and Filing of Income Tax Returns. The Sellers shall, at the cost and expense of the Company, prepare and timely file all income Tax Returns of the Acquired Companies for Tax Periods ending on or prior to the Closing Date that are required to be filed (taking into account extensions) on or after the Closing Date, including the Company’s federal and state income Tax Returns for the short taxable year that ends on the Closing Date. Sellers shall provide Purchaser with a draft of such Tax Returns (and such additional information regarding such Tax Returns as may reasonably be requested by the Purchaser) for review and comment at least 30 days prior to the due date of such Tax Returns. Purchaser and the Sellers shall use good faith efforts to resolve any disagreements regarding the preparation of any such Tax Returns.
(e)    Pre-Closing Tax Liability. The Sellers, severally in accordance with their respective Indemnity Percentages (and not jointly or jointly and severally), shall pay and shall indemnify the Purchaser from and against all Taxes of the Acquired Companies for Pre-Closing Tax Periods and all Taxes of the Acquired Companies attributable to the pre-Closing portion of a Straddle Period. For the avoidance of doubt, the indemnification obligation in this Section 4.09(e) are subject to the limitations and other terms and conditions applicable to the indemnification obligations of the Sellers set forth in Sections 6.03(d), (f), (g) and (h), 6.05, 6.06 and 6.11. Any income Taxes for a Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of the Straddle Period based on the actual operations of the Acquired Companies during such portions of the Straddle Period (determined by closing the books as of the end of the Closing Date). For purposes of computing such income Taxes, the amount of any item that is not attributable to a transaction or event during the applicable portion of the Straddle Period (e.g., exemption amounts, etc.) shall be allocated between the two portions of the Straddle Period in proportion to the number of days in each portion. Any non-income Taxes for a Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of the Straddle Period as follows: (i) real, personal and intangible property Taxes and any other ad valorem Taxes (“Per Diem Taxes”) shall be apportioned between the pre-Closing and post-Closing portions of the Straddle Period on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and the number of days during the Straddle Period commencing on the day after the Closing Date, and (ii) such Taxes that are not Per Diem Taxes, including any transactional Taxes based on sales or revenue, shall be apportioned between the pre-Closing and post-Closing portions of the Straddle Period based on the actual operations of the Acquired Companies during such portions of the Straddle Period (determined by closing the books as of the end of the Closing Date).
(f)    Section 754 Election. The Sellers shall cause the Company and Landmark Realty to make or keep in effect the election under Section 754 of the Code (and under any analogous provisions of state, local or foreign Tax law applicable to the Company) for the taxable year of the Company in which the Closing Date occurs.
(g)    Cooperation; Tax Proceedings. Purchaser, the Sellers and the Acquired Companies shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing such information within such party’s possession reasonably requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Additionally:
(1)    Seller Representative, on behalf of the Sellers, shall, at the cost and expense of the Sellers, control any income Tax Proceeding with respect to an Acquired Company for any Tax Period ending on or prior to the Closing Date to the extent such proceeding relates to Taxes imposed on the members or partners of such Acquired Company. Seller Representative shall provide Purchaser with information and documents related to any such Tax Proceeding that Seller Representative controls, permit Purchaser or its representative, at Purchaser’s sole cost and expense, to attend any such Tax Proceeding, and not settle any such Tax Proceeding without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

(2)    Seller Representative, on behalf of the Sellers, may, at the cost and expense of the Company, control any Tax Proceeding with respect to Taxes imposed on the Acquired Companies for any Tax Period ending on or prior to the Closing Date. To the extent Seller Representative elects to control any such Tax Proceeding, Seller Representative shall provide Purchaser with information and documents related thereto that Seller Representative controls, permit Purchaser or its representative, at Purchaser’s sole cost and expense, to attend any such Tax Proceeding, and not settle any such Tax Proceeding without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent Seller Representative does not elect to control any such Tax Proceeding, the Company shall provide the Sellers with information and documents related thereto that the Company controls, permit Sellers or their representative, at their sole cost and expense, to attend any such Tax Proceeding, and not settle any such Tax Proceeding without the consent of Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(3)    The Company shall control all other Tax Proceedings with respect to the Acquired Companies.
(h)    Prohibited Conduct. Without the Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause the Acquired Companies not to, (a) make any amendment of any Tax Returns of the Acquired Companies to the extent such Tax Return relates to any Pre-Closing Tax Period, or (b) make any election or otherwise take any action that has retroactive effect to any Pre-Closing Tax Period.
4.10    Further Assurances. Following the Closing, the parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by Applicable Law with respect to the transactions contemplated this Agreement and/or the other Transaction Documents.
4.11    Seller Representative.
(a)    Upon execution of this Agreement, each of the Sellers hereby irrevocably designates and appoints Timothy L. Haviland, and Timothy L. Haviland hereby accepts his appointment, as the Seller Representative and, in such capacity, as attorney in fact, agent and representative (with full power of substitution in the premises) for and on behalf of such Seller and his heirs, executors and permitted assigns with respect to claims for indemnification under ARTICLE VI and, in furtherance of the transactions contemplated by this Agreement, the taking (or not taking) by the Seller Representative of, any and all actions and making (or not making) any and all decisions to be taken or made (or that are deemed advisable) in connection with any and all transactions arising from, relating to or incident to the transactions contemplated by this Agreement or otherwise relating to or arising from this Agreement or any other agreement executed and delivered in connection with the transactions contemplated by this Agreement (excluding the Employment Agreements), including the power and authority to:

(1)    take any and all action and make any and all decisions necessary or incidental to the estimation, acceptance, rejection and determination of Final Estimated Revenue, Final Excess Cash, Sellers’ Transaction Expenses, Closing Indebtedness, the Closing Purchase Price, the Reduction Amount, the OMAM Capital Contribution and the OMAM Capital Contribution Reduction Amount;
(2)    agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, indemnification claims under ARTICLE VI;
(3)    litigate, arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to ARTICLE VI;
(4)    waive any breach or default of Purchaser;
(5)    receive service of process in connection with any claims under this Agreement and give and receive notices and communications under this Agreement and any other document executed and delivered in connection with the transactions contemplated by this Agreement;
(6)    terminate this Agreement in accordance with its terms;
(7)    receive funds, make payment of funds, or give receipt for funds; and
(8)    take (or not take) all actions and to execute (or not execute) all documents necessary in the judgment of the Seller Representative for the accomplishment of the foregoing and any other post-Closing matters.
(b)    Without limiting the foregoing, the Seller Representative has the full right, power and authority to act on behalf of the Sellers (or any individual Seller) with respect to the disposition, settlement or other handling of all claims under ARTICLE VI and ARTICLE II. The Sellers shall be bound by all actions taken (or not taken), decisions made (or not made) and documents executed (or not executed) by the Seller Representative in connection with the activities and matters described in this Section 4.11.
(c)    The Seller Representative shall have, on behalf of each of the Sellers, full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof, on behalf of all or any of the Sellers and their respective heirs, executors and permitted assigns.
(d)    Each of the Sellers, by executing this Agreement, hereby appoints and constitutes the Seller Representative as the true and lawful attorney-in-fact of such Seller, with full power of substitution to act in such Seller’s name and on his, her or its behalf according to the terms of this Agreement in the Seller Representative’s discretion and in general to do (or refrain from doing) all things and to perform (or not perform) all acts including, executing and delivering in the name and on behalf of such Seller any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, by a Seller’s death, disability, protective supervision or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Seller shall be deemed to have unconditionally and irrevocably waived and renounced his, her or its right to revoke or renounce this power of attorney at any time. Each Seller hereby unconditionally and irrevocably waives any and all defenses that otherwise may be available to contest, negate or disaffirm any action of the Seller Representative taken or not taken under this Agreement. Notwithstanding the power of attorney and other authority granted in this Section 4.11, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Seller (in each case, instead of the Seller Representative) having signed or given the same directly.
(e)    Notwithstanding the foregoing, but subject to the Seller Representative’s discretion to pay indemnification amounts on behalf of individual Sellers pursuant to Section 4.11(b) above, the Seller Representative has no authority or responsibility to act on behalf of any Seller in connection with any claim, action or proceeding initiated by Purchaser directly against such Seller based on a breach by such Seller of such Seller’s individual representations, warranties or covenants hereunder.
(f)    The Sellers who in the aggregate represent a majority of the Indemnity Percentage of the Sellers shall have the right to remove the then-acting Seller Representative and to appoint a successor Seller Representative without obtaining the consent of any other of the Sellers; provided, however, that neither such removal of the then-acting Seller Representative nor such appointment of a successor Seller Representative shall revoke the removed Seller Representative’s right to indemnification for acts or omissions prior to such removal or affect any actions, decisions or documents previously taken, made or delivered by such removed Seller Representative (to the extent reasonably relied upon by Purchaser), nor shall such removal and appointment be effective until the delivery to Purchaser of executed counterparts of a writing signed by the Sellers effecting such removal and appointment, together with a written acknowledgment signed by the successor Seller Representative that he, she or it accepts the responsibility of successor Seller Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Seller Representative. Each interim or successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and in such event the term “Seller Representative” as used herein shall be deemed to include such interim or successor Seller Representative.
(g)    The Seller Representative (in its capacity as such) shall not be liable to any Seller for any act of the Seller Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such person as a proximate result of the gross negligence or willful misconduct of the Seller Representative. The Seller Representative (in its capacity as such) shall not be liable for, and shall be indemnified by the Sellers (on a several but not joint basis and limited to each Seller’s Indemnity Percentage) for any loss (collectively, the “Seller Representative Losses”) incurred by the Seller Representative in connection with the acceptance or administration of its duties under this Agreement and the

Transaction Documents and the enforcement thereof, in each case as such Seller Representative Loss is incurred; provided that to the extent it is finally adjudicated that any such Seller Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Seller Representative Loss attributable to such gross negligence or willful misconduct. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be the responsibility of the Sellers and limited to each Seller’s Indemnity Percentage.
(h)    Purchaser and each other Purchaser Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever, and without any duty of further inquiry) on the instructions, actions and decisions of the Seller Representative as to the determination of Final Estimated Revenue, Final Excess Cash, Sellers’ Transaction Expenses, Closing Indebtedness, the Closing Purchase Price, the Reduction Amount, the OMAM Capital Contribution and the OMAM Capital Contribution Reduction Amount, the settlement of any claims for Damages for which any Sellers may be required to indemnify the Purchaser Indemnitees pursuant to this Agreement and any other actions taken or not taken by the Seller Representative pursuant to this Section 4.11, and none of the parties shall have any cause of action against Purchaser or any Purchaser Indemnitee for or in respect of (i) any action taken or not taken, decision made or instruction given by the Seller Representative pursuant to this Section 4.11 or (ii) action taken or not taken by Purchaser or any Purchaser Indemnitee in reliance upon the instructions or decisions (or lack thereof) of the Seller Representative pursuant to this Section 4.11.
4.12    Financial Statements. Following the date hereof, at the request of Purchaser, the Company shall use commercially reasonable efforts to engage Pricewaterhousecoopers LLP to commence a review of the consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2015 and the six-month period beginning on January 1, 2016 and ending on June 30, 2016 as required for Purchaser to comply with its disclosure obligations under the Securities Laws and stock exchange listing requirements applicable to Purchaser. The Company shall use commercially reasonable efforts to cause Pricewaterhousecoopers LLP to complete such review within seventy (70) days following the Closing Date. The Company shall provide Pricewaterhousecoopers LLP with all reasonable cooperation requested by it in connection with such review in a manner so as to not interfere with the normal business operations of the Acquired Companies. The fees and expenses of Pricewaterhousecoopers LLP in connection with, and the other expenses of the Company that are directly related to the completion of, such audit and review shall be borne by Purchaser, whether or not the Closing occurs.

4.13    Transfer of Interests of the Company. From the date hereof until the Closing or the termination of this Agreement in accordance with Article VII, (a) no Seller shall, directly or indirectly, transfer, lease, pledge, encumber or otherwise dispose of any of its Interests in the Company (or any interest therein or portion thereof) or any other Acquired Company or grant any Rights therein, except as expressly contemplated in ARTICLE II and (b) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, transfer, lease, pledge, encumber or otherwise dispose of any Interests in any Subsidiary of the Company (or any interest therein or portion thereof) or grant any Rights therein, in each case, except (i) as expressly contemplated in Article II and (ii) transfers of Interests in the Company or any Acquired Company by a Seller in connection with the termination of employment of such Seller.
4.14    Tail Insurance Policy. Contemporaneously with the Closing, the Company shall, or shall cause the other Acquired Companies to, purchase and maintain in effect a “tail” policy providing directors’ and officers’, errors and omissions, employment practices and fiduciary liability insurance coverage for wrongful acts that may have occurred prior to the Closing Date for the benefit of those Persons who are covered by the Company’s or any Acquired Company’s existing insurance policies as of the Closing for a period of six years following the Closing Date with respect to matters occurring at or prior to the Closing; provided, however, that the annual premium for such “tail” policy or policies shall not exceed an amount equal to 250% of the current annual premium paid by the Company and the other Acquired Companies for their existing coverage in the aggregate and if such “tail” policy or policies cannot be maintained for an amount not exceeding 250% of such current annual premium, the Company shall use commercially reasonable efforts to maintain the most advantageous coverage obtainable for an annual premium not to exceed 250% of such current annual premium. The fees and expenses of such tail policy (including brokerage fees and commissions) shall be borne by the Company (and, to the extent paid prior to Closing, Purchaser shall reimburse the Company for 100% of any such fees and expenses). Procurement of such “tail” policy will be coordinated, and placed through Purchaser’s insurance representatives and providers.
4.15    Financing Cooperation. The Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its, his or her respective directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives and Subsidiaries (collectively, the “Cooperating Parties”) to provide, OMAM, Purchaser and its Affiliates with such cooperation as may be reasonably requested by Purchaser in connection with Purchaser or any of its Affiliates seeking to obtain or to consummate debt or equity financing, any of the proceeds of which are intended to be used to pay all or a portion of the Closing Purchase Price or to make the OMAM Capital Contribution; provided that nothing in this Section 4.15 will require any such cooperation to the extent that it would (i) unreasonably interfere with the ongoing business or operations of the Acquired Companies or (ii) require the Acquired Companies to enter into or approve any debt financing or any definitive agreement for debt financing that would be effective prior to the Closing; provided, further, that no personal liability shall be imposed on any of the Cooperating Parties involved in the foregoing cooperation. Purchaser will (x) reimburse the Company and the Sellers on an as-incurred basis for any out-of-pocket expenses incurred in connection with their cooperation pursuant to this Section 4.15 and (y) indemnify and hold harmless the Cooperating

Parties from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in complying with their obligations under this Section 4.15 except to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arise out of or are caused by the fraud, bad faith, gross negligence or willful misconduct of a Cooperating Party.
4.16    Religare Agreement. The Sellers party to the Religare Agreement and the Company shall (as applicable), use reasonable best efforts to comply with the terms and conditions of the Religare Agreement. The Sellers and the Company agree that, assuming all other conditions to the Religare Agreement have been satisfied, they will consummate the Religare Transaction if the condition set forth in Section 8.02(e) of the Religare Agreement has not been satisfied but the condition set forth in Section 5.01(c) hereof has been met.
4.17    OMAM Guarantee. OMAM hereby unconditionally, directly and irrevocably guarantees to the Sellers the due and punctual observance, performance, payment and discharge of all of the obligations of Purchaser under this Agreement. Any Seller may, in its sole and absolute discretion, pursue such Seller’s rights against OMAM for up to the full amount of these obligations, regardless of whether such rights are pursued against Purchaser or whether Purchaser is joined in any such action. No failure on the part of any Seller to exercise, and no delay in exercising, any right, remedy or power under this guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by any Seller of any right, remedy or power under this guaranty preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power granted under this guaranty to the Sellers or allowed them by Applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by any Seller at any time or from time to time. The obligations of OMAM pursuant to this Section 4.17 are in no way conditioned upon any attempt by any Seller to pursue its rights against Purchaser.
4.18    Seller Release. In consideration of the Closing Purchase Price and other consideration to be received by the Sellers pursuant to and in accordance with the terms of this Agreement and as a condition to the execution and delivery of this Agreement by Purchaser, each of the Sellers hereby gives the following release effective as of the Closing Date:
(a)    Such Seller, on behalf of itself and its successors, assigns, heirs and personal representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges each Acquired Company and its respective partners, members, managers, stockholders, directors, officers and agents, and their respective successors and assigns (collectively, the “Released Parties”), to the fullest extent permitted by Applicable Law, from any and all charges, complaints, claims, obligations, promises, agreements, controversies, Damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and fees, of every type, kind, nature, description or character, whether known or unknown, liquidated or unliquidated, that such Seller has, owns or holds, or claims to have, own or hold, in each case arising from the beginning of time through the Closing Date in respect of the operations of the Acquired Companies prior to the Closing Date, including those arising out of or in connection with (i) such Seller’s (other than Newco) employment or other relationship with the Acquired Companies, (ii) such Seller’s right to or interest in any assets or properties of the Acquired Companies, (iii) any equity, economic or other interests such Seller may have or claim to have in, or any other claims or rights to payment such Seller may have against, any Acquired Company (collectively, but subject to the immediately following proviso, “Released Claims”); provided, however, that the foregoing release, acquittal and discharge shall not apply to, the Released Claims shall not include, and such Seller hereby expressly retains and does not release, acquit or discharge (A) any rights of such Seller to any benefits, payments or other entitlements under any Employee Benefit Plan and any rights of such Seller to accrued salary and bonus under such Seller’s existing employment, services agreement or retention and incentive agreement (as applicable), including any right to reimbursement for business expenses that were incurred in the ordinary course of business in accordance with the policies of the Acquired Companies, (B) any rights of such Seller to be indemnified or held harmless or to receive contribution or similar payments, pursuant to any indemnification, contribution or similar provisions, or to receive any performance fees or carried interest, as set forth in any Constituent Document of any Acquired Company, (C) any rights of such Seller under this Agreement or any other Transaction Document or Advisory Agreement (including the right to receive distributions from the Company and any rights to indemnification pursuant to Article VI) or (D) any rights of such Seller to insurance under any primary or excess, directors and officers, general partner liability, employment practices liability, fiduciary liability or any other liability insurance policy. Such Seller represents that it has not assigned or transferred or purported to have assigned or transferred to any Person any Released Claims; and
(b)    Such Seller expressly acknowledges and agrees that the foregoing releases shall be effective as a full and final accord and satisfaction and release of all Released Claims, whether known or unknown, against the Released Parties. Such Seller is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to exist which if such Seller had known, may have affected such Seller’s decision to agree to this Section 4.18. Such Seller, however, hereby settles and releases all of the Released Claims which such Seller had, has or may have against the Released Parties including arising out of such additional or different facts. Such Seller represents and agrees that it has not filed with any Governmental Authority or arbitrator or any other Person any complaint, charge or lawsuit against any of the Released Parties involving any Released Claims, and that such Seller shall not do so at any time hereafter.

4.19    Other Covenants.
(a)    Landmark Europe. In connection with this Agreement and the benefits to be received by the Sellers hereunder, the receipt and sufficiency of which is hereby acknowledged, upon OMAM’s request after the Closing, the Sellers agree to cause Landmark Partners Inc.-CT to transfer its interest in Landmark Partners (Europe) Limited to the Company or one of its controlled Affiliates for no consideration; provided however that OMAM and the Company shall cooperate with the Sellers to take all steps reasonably requested by the Sellers to effect such transfer; provided further, that the Sellers’ obligations under this Section 4.19(a) are conditional upon the receipt of all Consents or approvals of, or notices, reports, filings or registrations with, any Governmental Authority to effect such transfer.
(b)    Credit Agreement. Prior to the Closing, OMAM will use commercially reasonable efforts to seek the consent of its lenders under its existing revolving credit facility to maintain the Credit Agreement after the Closing. If OMAM is unable obtain such consent from its lenders, then (i) the Company shall, within ninety (90) days after the Closing, reduce the maximum borrowing capacity under the Credit Agreement to $5,000,000 and (ii) OMAM will use commercially reasonable efforts, including, if necessary, through lending up to $5,000,000 to the Company, to assist the Company with satisfying any funding commitments that exceed $5,000,000 in the aggregate for Landmark Equity Partners XV, LP and Landmark Real Estate Partners VII, LP.
(c)    Closing Net Working Capital. From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with Article VII, the Company shall maintain Closing Net Working Capital equal to or greater than $2,000,000.
(d)    Religare Agreement. If Religare asserts a claim of a material breach of the Religare Agreement, then the Company shall provide Purchaser with prompt notice of such claim.
(e)    Ineligible Persons. Prior to the Closing, Purchaser shall advise the Company if it or any of its Affiliates is (i) ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or if any “person associated with” (as defined in the Investment Advisers Act) Purchaser or any of its Affiliates is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a person associated with a registered investment adviser.
ARTICLE V.

Closing Conditions
5.01    Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each of Purchaser, the Sellers and the Company to effect the transactions contemplated hereby shall be subject to the fulfillment or written waiver (to the extent permitted by Applicable Law) by Purchaser, the Sellers and the Company prior to the Closing of each of the following conditions:

(a)    Governmental Consents. Any applicable waiting period under the HSR Act shall have expired or been terminated.
(b)    No Injunction. No relevant Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Closing or any transactions contemplated by this Agreement or the Transaction Documents.
(c)    Closing Estimated Revenue. The Closing Estimated Revenue Statement shall certify that the Closing Estimate Revenue is equal to or greater than 90% of the Base Estimated Revenue.
(d)    Religare Transaction. The Religare Transaction shall have been consummated prior to or contemporaneously with the transactions contemplated by this Agreement.
5.02    Conditions to Obligations of the Sellers and the Company. The obligation of the Sellers and the Company to effect the transactions contemplated hereby is also subject to the fulfillment or written waiver (to the extent permitted by Applicable Law) by the Sellers, prior to the Closing of each of the following conditions:
(a)    Representations and Warranties. (i) Each of the Purchaser Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (ii) each of the other representations and warranties set forth in Sections 3.04 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date without giving effect to any Materiality Qualifiers set forth in such representations and warranties (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided that no representation or warranty will be deemed untrue or incorrect for purposes of this clause (ii) as a consequence of the existence of any fact, event, change, condition, development, circumstance or effect, unless such fact, event, change, condition, development, circumstance or effect, individually or taken together with all other facts, events, changes, conditions, developments, circumstances or effects, has or would reasonably be likely to materially impair the ability of Purchaser to perform its obligations under this Agreement.
(b)    Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)    Closing Certificate. The Sellers shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by an authorized officer thereof certifying as to the matters set forth in Sections 5.02(a) and (b).
(d)    Amended and Restated Company Agreement. Purchaser shall have executed and delivered the Amended and Restated Company Agreement.
(e)    Other Transaction Documents. Each Transaction Document other than those described above shall have been executed and delivered by each party thereto (other than the Sellers, the Company and the KELP, as applicable, and each party to the KELP Agreement) and shall be in full force and effect.
5.03    Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated hereby is also subject to the fulfillment or written waiver (to the extent permitted by Applicable Law) by Purchaser, prior to the Closing of each of the following conditions:
(a)    Representations and Warranties. (i) Each of the Company Fundamental Representations and the representations and warranties of the Sellers set forth in Section 3.03(a) – (b) and 3.03(e) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (ii) each of the representations and warranties set forth in Section 3.02 and 3.03 (other than the Company Fundamental Representations and the representations and warranties of the Sellers set forth in Section 3.03(a) – (b) and 3.03(e)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date without giving effect to any Materiality Qualifiers set forth in such representations and warranties (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided that no representation or warranty will be deemed untrue or incorrect for purposes of this clause (ii) as a consequence of the existence of any fact, event, change, condition, development, circumstance or effect, unless such fact, event, change, condition, development, circumstance or effect, individually or taken together with all other facts, events, changes, conditions, developments, circumstances or effects, has had or would reasonably be likely to have a Company Material Adverse Effect.
(b)    Performance of Obligations of Sellers and the Company. Each of the Sellers and the Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(c)    Closing Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of the Sellers and an authorized officer of the Company certifying as to the matters set forth in Section 5.03(a), Section 5.03(b), Section 5.03(d) and Section 5.01(c).

(d)    Company Material Adverse Effect. Since the date of this Agreement, no event, change, development, condition or circumstance shall have occurred that, individually or in the aggregate, has had a Company Material Adverse Effect.
(e)    Employment Agreements. The Company and each of the Sellers (other than Newco) shall have executed and delivered to Purchaser the Employment Agreements, and each of the Sellers (other than Newco) shall be engaged on a full time basis in the operations of the Company and shall not be employed by anyone other than the Company.
(f)    Consents. Seller shall have delivered to Purchaser consents, in a form reasonably satisfactory to Purchaser, from each of the third parties listed on Schedule 5.03(f) of the Disclosure Schedule, in each case, solely to the extent the receipt of any such third party consent has not been waived by the Company under the Religare Agreement.
(g)    Amended and Restated Company Agreement. The Company and the KELP shall have executed and delivered to Purchaser the Amended and Restated Company Agreement.
(h)    KELP Agreement. The KELP, each of the Sellers (other than Newco) and each other party to the KELP Agreement shall have executed and delivered to Purchaser the Amended and Restated KELP Agreement. Each of the Sellers shall have transferred all of its Interests in the Company, other than the Purchased Interests, to the KELP.
ARTICLE VI.

Survival and Indemnification
6.01    Indemnity by the Sellers.
(a)    From and after the Closing, subject to the overall limitations, the minimum amounts, the time limitations and the other terms and conditions of this ARTICLE VI, each Seller (other than Newco), severally in accordance with such Seller’s Indemnity Percentage (and not jointly or jointly and severally), agrees to indemnify, defend and hold harmless Purchaser and its Affiliates, agents, representatives, member, managers and officers and their respective successors, assigns, heirs and legal representatives (collectively, the “Purchaser Indemnitees”) from and against such Seller’s Indemnity Percentage of any and all Damages incurred or suffered by any Purchaser Indemnitee related to or arising directly or indirectly out of (1) any breach or violation of any representation or warranty made by the Company in Section 3.02 (other than the Company Fundamental Representations), any breach or violation of any representation or warranty by the Company or the Seller Representative in the certificates delivered pursuant to Section 2.03 and 5.03(c) of this Agreement, or any inaccuracy in such certificates, and any breach or violation of any representation or warranty made by Newco in Section 3.03(c), (d) or (f); (2) any breach or violation of any Company Fundamental Representation, any covenant made by the Company (or by a Seller to cause an Acquired Company to take any action) in this Agreement relating to the period prior to the Closing, any covenant made by Newco or any of the representations and warranties of Newco set forth in Section 3.03(a), (b) or (e); (3) any Pre-Closing Environmental Matters; (4) any Contract or other document listed on any Disclosure Schedule, including any side letter with an investor in a Private Fund Client, that has not been provided to Purchaser prior to the date of this Agreement, including any reduction in the revenue of any of the Adviser Entities attributable to a “most favored nations” provision in any such side letter, in each case, to the extent not taken into account in the “MBO Model” delivered by the Company to OMAM on March 22, 2016, which document is also in the Data Room and titled “3.01-Landmark MBO Model Aprilv2”; or (5) any side letter between the Company or any of its Subsidiaries and an investor in a Private Fund Client that is required to be but is not referenced on Schedule 3.02(h)(1), including any reduction in the revenue of any of the Adviser Entities attributable to a “most favored nations” provision in any such side letter, in each case, to the extent not taken into account in the “MBO Model” delivered by the Company to OMAM on March 22, 2016, which document is also in the Data Room and titled “3.01-Landmark MBO Model Aprilv2.”
(b)    From and after the Closing, subject to the overall limitations, the time limitations and the other terms and conditions of this ARTICLE VI, each of the Sellers (other than Newco), on its, his or her own behalf and solely as to the representations, warranties and covenants of such Seller and not any other Seller, agrees to indemnify, defend and hold harmless the Purchaser Indemnitees from and against any and all Damages incurred or suffered by any Purchaser Indemnitee related to or arising directly or indirectly out of (1) any breach or violation of any representation or warranty made by such Seller in Section 3.03(c), (d) or (f) or (2) any breach or violation of the representations and warranties of such Seller set forth in Section 3.03(a), (b) or (e) or any covenant of such Seller in this Agreement (other than any covenants of a Seller to cause an Acquired Company to take any action).
6.02    Indemnity by Purchaser. From and after the Closing, subject to the overall limitations, the minimum amounts, the time limitations and the other terms and conditions of this ARTICLE VI, Purchaser agrees to indemnify and hold the Sellers, their Affiliates, agents, representatives, equity holders, members, managers, directors, officers and partners (as applicable) and each of their respective successors, permitted assigns, heirs and personal representatives (collectively, the “Seller Indemnitees”) harmless from and against any and all Damages incurred or suffered by any Seller Indemnitee related to or arising directly or indirectly out of (a) any breach or violation of any representation or warranty made by Purchaser in Section 3.04 (other than the Purchaser Fundamental Representations) or any certificate delivered pursuant to this Agreement, or any inaccuracy in any certificate or statement delivered by Purchaser pursuant to this Agreement and (b) any breach or violation of any Purchaser Fundamental Representation, any covenant made by Purchaser in this Agreement or any covenant made by the Company in this Agreement requiring performance following the Closing if such breach of such covenant by the Company was a result of action or inaction taken by Purchaser.

6.03    Limitations of Liability.
(a)    The Sellers shall not be required to indemnify the Purchaser Indemnitees with respect to any claims for Damages pursuant to Section 6.01(a)(1) or Section 6.01(b)(1) (other than in the case of intentional common law fraud based on the express representations and warranties set forth in Sections 3.02 and 3.03, as qualified by the Disclosure Schedules, or any inaccuracy in the statements delivered under Section 2.03):
(1)    unless such claim or series of related claims for which a Purchaser Indemnitee otherwise would be entitled to indemnification exceeds $25,000 (the “Minimum Claim Amount”); or
(2)    unless the aggregate amount of Damages for which Purchaser Indemnitees otherwise would be entitled to indemnification pursuant to such Section 6.01(a)(1) or Section 6.01(b)(1) (excluding any claim or series of related claims for which a Purchaser Indemnitee otherwise would be entitled to indemnification but for the fact that the Damages relating to such claim(s) are less than the Minimum Claim Amount) exceeds $2,000,000 (the “Deductible Amount”), and in such case indemnification would only be applicable to those Damages in excess of the Deductible Amount.
(b)    Subject to clause 6.03(d) below, (i) the maximum aggregate Damages payable by the Sellers collectively pursuant to Section 6.01(a)(1) or Section 6.01(b)(1) (other than in the case of intentional common law fraud based on the express representations and warranties set forth in Sections 3.02 and 3.03, as qualified by the Disclosure Schedules) shall not exceed an amount equal to (A) $12,000,000 plus (B) the lesser of (1) $12,000,000 and (2) 50% of the Upside Units Payment minus (C) any amounts actually recovered by Purchaser under the R&W Insurance or any other insurance for any Damages (the “Maximum Amount”), (ii) the maximum aggregate Damages payable by any Seller individually pursuant to Section 6.01(a)(1) or Section 6.01(b)(1) (other than in the case of intentional common law fraud based on the express representations and warranties set forth in Sections 3.02 and 3.03, as qualified by the Disclosure Schedules) shall not exceed an amount equal to (A) the Maximum Amount multiplied by (B) such Seller’s Indemnity Percentage of the Maximum Amount and (iii) the maximum Damages with respect to any single indemnification claim payable by each Seller pursuant to Section 6.01(a)(1) or Section 6.01(b)(1) shall not exceed the amount of such indemnification claim multiplied by such Seller’s Indemnity Percentage of such Damages, and (iv) in no event shall a Seller be liable for Damages resulting from any breach of a representation, warranty, or covenant of another Seller pursuant to Section 6.01(b).
(c)    Subject to clause 6.03(b) and 6.03(d), (i) the maximum aggregate Damages payable by the Sellers collectively pursuant to Sections 6.01(a)(1), 6.01(a)(3) or Section 6.01(b)(1) (other than in the case of intentional common law fraud based on the express representations and warranties set forth in Sections 3.02 and 3.03, as qualified by the Disclosure Schedules) shall not exceed the sum of (i) the portion of the Aggregate Purchase Price actually received by the Sellers and (ii) the portion of the OMAM Capital Contribution actually received by the Sellers.

(d)    Without limiting the foregoing provisions, other than in the case of intentional common law fraud based on the express representations and warranties set forth in Sections 3.02 and 3.03, as qualified by the Disclosure Schedules, the maximum liability of any Seller with respect to any claim for indemnification under this Agreement, when added to all other Damages paid or payable by or on behalf of such Seller under this Agreement, shall not exceed the sum of (i) the portion of the Aggregate Purchase Price actually received by such Seller, (ii) the portion of the OMAM Capital Contribution actually received by such Seller and (iii) the portion of the Upside Units Payment actually received by such Seller.
(e)    Purchaser shall not be required to indemnify any Seller Indemnitees with respect to any claims for Damages pursuant to Section 6.02(a) unless (i) such claim or series of related claims for which a Seller Indemnitee otherwise would be entitled to indemnification exceeds the Minimum Claim Amount, and (ii) the aggregate amount of Damages for which Seller Indemnitees otherwise would be entitled to indemnification (excluding any claim or series of related claims for which a Purchaser Indemnitee otherwise would be entitled to indemnification but for the fact that the Damages relating to such claim(s) are less than the Minimum Claim Amount) exceeds the Deductible Amount, and in such case indemnification would only be applicable to those Damages in excess of the Deductible Amount. Notwithstanding anything herein to the contrary, (x) the maximum aggregate Damages payable by Purchaser (other than in the case of intentional common law fraud based on the express representations and warranties set forth in Section 3.04, as qualified by the Disclosure Schedules) pursuant to Section 6.02(a) shall not exceed the Maximum Amount and (y) the maximum aggregate Damages payable by Purchaser pursuant to Section 6.02, other than in the case of intentional common law fraud based on the express representations and warranties set forth in Section 3.04, as qualified by the Disclosure Schedules, shall not exceed the sum of the Aggregate Purchase Price plus the OMAM Capital Contribution.
(f)    The amount of Damages for which indemnification is provided under this ARTICLE VI shall be net of any amounts actually recovered by the Indemnified Party (as defined below) and its Affiliates from a third party (including any insurer) whether by way of payment, credit, off-set, counterclaim, indemnification, contribution or otherwise. Each party agrees to use commercially reasonable efforts to make any claims for insurance and/or indemnification, or contribution available from any third party(ies) with respect to any Damages for which it elects to seek indemnification hereunder and to diligently pursue such claims in good faith. Any reduction to the amount of Damages for which indemnification is sought under this ARTICLE VI by reason of any insurance recovery shall be net of the anticipated present value of future insurance premium increases, as determined after consultation by the Indemnified Party with the insurance carrier that paid such insurance proceeds. If any such insurance proceeds and/or other amounts are received by an Indemnified Party after the Indemnifying Party pays any amount pursuant to this ARTICLE VI, the Indemnified Party shall promptly repay to the Indemnifying Party the amount such Indemnifying Party would not have had to pay pursuant to this ARTICLE VI had such insurance proceeds and/or other amounts been received by the Indemnified Party or its Affiliates (including the Company) prior to such payment by the Indemnifying Party under this ARTICLE VI.

(g)    The Purchaser Indemnitees also shall not be entitled to indemnification for any Damages expressly reserved against in the Financial Statements or reflected or otherwise taken into account in the calculation of Final Excess Cash and Unpaid Expenses.
(h)    Any indemnification payments made pursuant to Section 4.09(e) and this ARTICLE VI shall be treated by all parties as an adjustment to the Closing Purchase Price for U.S. federal income and other applicable tax purposes.
6.04    Third Party Claims. In the event that any Purchaser Indemnitee or Seller Indemnitee (such Person making a claim, the “Indemnified Party”) desires to make a claim against the Sellers, on the one hand, or Purchaser on the other hand, as applicable (the “Indemnifying Party”), under this ARTICLE VI in connection with any action, claim, proceeding or demand at any time instituted against or made upon the Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto, provided, that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have twenty (20) Business Days after receipt of such notice to notify the Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided, however, that (i) the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, (ii) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification, (iii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of laws or any violation of the rights of any Person by the Indemnified Person, and (B) the sole relief provided is monetary damages paid by the Indemnifying Party, and (iv) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent unless, and to the extent, that such claims is an indemnifiable claim under this ARTICLE VI. Notwithstanding the foregoing, in no event shall the Indemnifying Party be entitled to assume the defense of any such Third Party Claim if (i) the Indemnified Party shall have given the Indemnifying Party written notice that it has determined, based upon the advice of its counsel, that a bona fide conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable; (ii) such Third Party Claim seeks an injunction or similar equitable relief; (iii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against an Indemnified Party or (iv) such Third Party Claim if adversely determined, could reasonably be expected to result in Damages in excess of two times the Maximum Amount (it being understood and agreed that in any such case the Indemnifying Party may participate in the defense of such Third Party Claim with its own counsel at its own expense). If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) Business Days after receipt from the Indemnified Party of notice of a Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party, provided, however, that the Indemnified Party may not settle any Third Party Claim without the consent of the Indemnifying Party (such consent not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall promptly reimburse the Indemnified Party from time to time for any and all amounts reasonably paid for or incurred by the Indemnified Party and for which the Indemnifying Party is obligated pursuant to this ARTICLE VI, upon submission by the Indemnified Party of a statement reflecting the basis upon which such amounts are sought and the computation of such amounts. Notwithstanding the foregoing, this Section 6.04 shall not apply to the conduct of any Tax Proceeding, which shall be governed exclusively by Section 4.09(g).
6.05    Expiration of Representations and Warranties; Exclusive Remedy.
(a)    Other than in the case of intentional common law fraud based on the express representations and warranties set forth in Sections 3.02, 3.03 and 3.04, as applicable, as qualified by the Disclosure Schedules, all representations and warranties and related indemnification obligations in respect of any breach thereof of the parties contained in this Agreement or in any Schedule hereto, or any certificate, document, or other instrument delivered in connection herewith, and all indemnification obligations under Sections 6.01(a)(4) and 6.01(a)(5), shall survive the Closing until the later of 18 months after the Closing Date and the delivery to the Company of audited financial statements, and a signed auditor’s report for such financial statements, for the Company’s fiscal year ending December 31, 2016, except that the Company Fundamental Representations, representations and warranties in Sections 3.02(o) and 3.02(q), representations and warranties of the Sellers set forth in Section 3.03(a) – (b) and 3.03(e), the Purchaser Fundamental Representations and the indemnification obligations under Section 6.01(a)(3) shall survive the Closing Date until sixty (60) days after the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) of the basis for such claim and the nature of the breach (including a description of the estimated Damages incurred and the amount of such Damages (to the extent known)) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. All covenants and agreements made by any party in this Agreement shall survive until performed or the obligation to so perform shall have expired.
(b)    Each of the parties acknowledges and agrees that Section 6.05(a) is expressly intended to limit otherwise applicable statute of limitations under New York or any other Applicable Law, and hereby waives the statute of limitations under New York or any other Applicable Law to the extent such statute of limitations period exceeds the periods described in Section 6.05(a). Purchaser acknowledges and agrees that following the Closing, except as set forth in Section 8.11 and other than in the case of intentional common law fraud based on the express representations and warranties set forth in Sections 3.02 and 3.03, as applicable, as qualified by the Disclosure Schedules, its and the Purchaser Indemnitees’ sole remedy arising out of any breach of a representation or warranty made by the Company or any Seller under this Agreement or in the certificates delivered by the Company or the Sellers pursuant to this Agreement, as the case may be, or any breach of a covenant of the Company (at or before the Closing) or any Seller under this Agreement, is to seek indemnification pursuant to Section 6.01 and that, except to the extent Purchaser asserts a claim for indemnification prior to the expiration of the applicable survival period described in Section 6.05(a) and other than in the case of intentional common law fraud based on the express representations and warranties set forth in Sections 3.02 and 3.03, as applicable, as qualified by the Disclosure Schedules, Purchaser and the Purchaser Indemnitees shall have no remedy against any Seller for any breach of a representation, warranty, covenant or agreement made in this Agreement. Each of the Sellers and the Company acknowledges and agrees that following the Closing, except as set forth in Section 8.11 and other than in the case of intentional common law fraud based on the express representations and warranties set forth in Section 3.04, as qualified by the Disclosure Schedules, its and the Seller Indemnitees’ sole remedy arising out of any breach of a representation or warranty made by Purchaser under this Agreement or in the certificate delivered by Purchaser pursuant to this Agreement, as the case may be, or any breach of a covenant of Purchaser (or of the Company following the Closing) under this Agreement, is to seek indemnification pursuant to Section 6.02 and that, except to the extent the Seller Indemnitees assert a claim for indemnification prior to the expiration of the applicable survival period described in Section 6.05(a) and other than in the case of intentional common law fraud based on the express representations and warranties set forth in Section 3.04, as qualified by the Disclosure Schedules, the Seller Indemnitees shall have no remedy against Purchaser for any breach of a representation, warranty, covenant or agreement made in this Agreement. Each of the parties acknowledges that this Section 6.05 and the other limitations on liability set forth herein have been negotiated fully and at arm’s-length and that the parties would not have entered into this Agreement but for this Section 6.05 and the other limitations on liability set forth herein.
6.06    Procedure for Indemnification – Direct Claims. In the event of any claims for indemnification under this ARTICLE VI other than Third Party Claims, including any claim against any party to this Agreement (a “Direct Claim”), the Indemnified Party shall provide a written notification to the Indemnifying Party describing with reasonable specificity, to the extent known, the basis for such claim and the nature of the breach and a description of the Damages incurred and the amount of such Damages (if known).
6.07     Right to Offset; Interest on Unpaid Claims. If either the Indemnified Party and a Seller agree in writing, or there is a final, non-appealable determination of a court of competent jurisdiction, that an amount is owed by such Seller hereunder with respect to any claim under this ARTICLE VI, then, at the sole election of Purchaser, Purchaser may set-off such amount that is owed against any other amounts owed by Purchaser (or any of its Affiliates) to such Seller (including pursuant to Section 2.06 of this Agreement or under any other Transaction Document).

6.08    Materiality Qualifiers. For purposes of this ARTICLE VI, any inaccuracy in or breach of any representation or warranty (other than the representations and warranties contained in Section 3.02(g)(1) and (4) and the references to “Material Contracts” in Section 3.02(h)) shall be determined without giving effect (both for purposes of determining whether an inaccuracy or breach has occurred and the amount of Damages attributable thereto) to any Materiality Qualifier set forth therein.
6.09    Knowledge of Breach. The right of indemnification provided under this ARTICLE VI for breach of the representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to the accuracy or inaccuracy of, or compliance or noncompliance with, any such representation, warranty, covenant or agreement.
6.10    Access; Mitigation. The Seller Representative shall have the right to inspect the assets and properties of the Acquired Companies and to inspect and make abstracts and copies of all books and records of the Acquired Companies relating to any claims for which indemnification may be sought hereunder against a Seller as the Seller Representative may, from time to time, reasonably request. Such inspection shall take place at mutually agreeable times during normal business hours, after reasonable notice to Purchaser and in a manner that does not unduly disrupt the Company’s normal business activities. Purchaser shall cause the Acquired Companies (or their successors) to furnish the Seller Representative with such information respecting the assets, business and financial records of the Acquired Companies (or their successors). The Seller Representative shall maintain in confidence and not disclose to anyone, or use for any purpose other than in connection with the duties of the Seller Representative under this Agreement, any such information that it receives from the Company or Purchaser; provided, however, that the Seller Representative may, in its discretion, provide such information to any Seller who may be obligated to make indemnification payments or reimbursements hereunder with respect to any applicable claim or related litigation so long as such Seller is bound by a similar confidentiality obligation. Each party hereto shall take commercially reasonable steps to mitigate its Damages for which indemnification may be claimed hereunder promptly following any event which would reasonably be expected to give rise to such Damages, it being understood and agreed that no party shall be under any obligation to take any steps pursuant to this Section 6.10 that would reasonably be expected to impose any material cost, result in the loss of any material benefit or otherwise adversely impair the business of the Company or such party in any material respect. To the extent any Indemnified Party has failed to take commercially reasonable steps to mitigate its Damages pursuant to this Section 6.10, then the Indemnifying Party’s indemnification obligation shall be reduced by the portion of such Damages attributable to such failure.

6.11    Tax Benefits. Each indemnification payment otherwise required to be made pursuant to this Agreement shall be reduced by the excess, if any, of (i) any net Tax benefit actually realized or reasonably expected to be realized in the future by the Indemnified Party as a result of the Damages, over (ii) any net Tax detriment actually suffered or reasonably expected to be suffered in the future by the Indemnified Party as a result of the Damages or as a result of the receipt of any indemnification in respect of such Damages. Such net Tax benefit and net Tax detriment shall be reasonably determined in good faith by the Indemnified Party and shall be disclose to the Indemnifying Party, but the Indemnified Party shall not have any obligation to disclose any Tax Return or associated workpapers of the Indemnified Party or any of its Affiliates to the Indemnifying Party or any of its Affiliates.
ARTICLE VII.

Termination
7.01    Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    by written agreement of Purchaser and the Seller Representative;
(b)    by either Purchaser or the Seller Representative, by giving written notice of such termination to the other, if any condition to such party’s (or any party he represents) obligations hereunder has not been satisfied or waived and the Closing shall not have occurred on or prior to September 30, 2016 (the “Outside Date”); provided that the terminating party (or the party he represents) is not in material breach of its obligations under this Agreement;
(c)    by Purchaser, if the Sellers or the Company have breached any representation or warranty, or breached or failed to perform any covenant or agreement, contained in this Agreement, which breach or failure to perform would give rise to a failure of the condition set forth in Section 5.03(a) or 5.03(b) and is not capable of being cured prior to the Closing or if such breach is capable of being cured, is not so cured within twenty (20) days after written notice of such breach is delivered by Purchaser to the Seller Representative (and in any event prior to the Outside Date); provided that Purchaser has not breached any of its representations, warranties, covenants or agreements under this Agreement that would result in a failure of a condition to the Sellers’ obligations to consummate the transactions contemplated by this Agreement under Section 5.02;
(d)    by Purchaser if a Company Material Adverse Effect has occurred;
(e)    by Purchaser if the Religare Agreement has been terminated;

(f)    by the Seller Representative, if Purchaser has breached any representation or warranty, or breached or failed to perform any covenant or agreement, contained in this Agreement, which breach or failure to perform would give rise to a failure of the condition set forth in Section 5.02(a) or 5.02(b) and is not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within twenty (20) days after written notice of such breach is delivered by the Seller Representative to Purchaser (and in any event prior to the Outside Date); provided that none of the Sellers or the Company has breached any of its representations, warranties, covenants or agreements under this Agreement that would result in a failure of a condition to Purchaser’s obligations to consummate the transactions contemplated by this Agreement under Section 5.03.
7.02    Effect of Termination. If this Agreement is terminated in accordance with this ARTICLE VII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or their respective Affiliates, directors, officers, shareholders, partners, managers, members, agents or employees in connection with this Agreement, except that (a) the obligations of the parties hereto contained in Section 4.04 and this Section 7.02 and ARTICLE VIII shall survive and (b) termination will not relieve any party from liability to the other parties hereto for any intentional common law fraud based on the express representations and warranties set forth herein, as qualified by the Disclosure Schedules or willful and intentional breach of any covenant or agreement contained in this Agreement prior to such termination.
ARTICLE VIII.

Miscellaneous
8.01    Waiver; Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser, the Sellers and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
8.02    Counterparts. This Agreement may be executed in two or more counterparts (and delivered by facsimile or other electronic means), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
8.03    Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.
8.04    Forum. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and the other Transaction Documents shall be commenced exclusively in the state and federal courts sitting in Boston, Massachusetts. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Boston, Massachusetts, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by Applicable Law.
8.05    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY AND ALL RIGHTS THE PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH IT.
8.06    Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign its rights to purchase some or all of the Purchased Interests to a wholly-owned Subsidiary of Purchaser without, however, in any respect limiting Purchaser’s obligations pursuant to this Agreement. Any purported assignment in contravention of this provision shall be null and void ab initio.
8.07    Expenses. All Sellers’ Transaction Expenses shall be borne and paid in the manner provided in Article II. Except as set forth in the immediately succeeding sentence, Purchaser shall bear all expenses, costs and fees incurred by or on behalf of Purchaser in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all attorneys’, brokers’ and auditors’ fees incurred by or on behalf of Purchaser, (b) all expenses incurred by or on behalf of Purchaser in connection with the filings and submissions, and obtaining the Consents of Governmental Authorities and Self-Regulatory Organizations, referred to in Section 4.07, including any filing fees under the HSR Act and (c) all expenses incurred by or on behalf of Purchaser in connection with preparing, executing and delivering this Agreement and performing its terms. Notwithstanding anything to the contrary in this Agreement, any expenses, costs and fees associated with the approvals contemplated by Section 4.03 shall be borne equally by Purchaser and the Sellers.
8.08    Notices. All notices or other communications hereunder to a party shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery against proper receipt shall be effective upon delivery, (ii) if delivered by registered or certified mail (return receipt requested) or by a national courier service shall be effective upon receipt or (iii) if sent by facsimile shall be effective upon the date of dispatch if confirmation of transmission is provided; provided that the facsimile is promptly confirmed by written confirmation by registered mail thereof, to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Sellers or the Company, to:
Landmark Partners, LLC
10 Mill Pond Lane
Simsbury, CT 06070
Attention:    Timothy L. Haviland
                   Francisco L. Borges
                   Tina E. St. Pierre
Telephone: +1 (860) 651-9760
Facsimile No.:  +1 (860) 651-8890
With a copy to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:  William E. Mone
Telephone: +1 (617) 951-7240
Facsimile No.:  +1 (617) 951-7050
If to Purchaser or OMAM, to:
OMAM Inc.
200 Clarendon Street, 53rd Floor
Boston, MA 02116
Attention:    Scott Friedman, Senior Vice President, General Counsel, Affiliate Management
Telephone:    (617) 369-7350
Facsimile:    (617) 369-7450
With a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention:    Floyd I. Wittlin, Esq.
Telephone:    (212) 309-6970
Facsimile:    (212) 309-6001

8.09    Entire Understanding. This Agreement and the Transaction Documents, and each document, certificate and instrument delivered pursuant to the terms hereof and thereof, and the Confidentiality Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all other oral or written agreements heretofore made.
8.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision, or the application thereof, in any other jurisdiction.
8.11    Specific Performance. The parties hereto agree that if any of the agreements or covenants of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled to an injunction or injunctions to prevent breaches, and to specific performance of the agreements and covenants of this Agreement, in addition to any other remedy at law or equity.
8.12    No Additional Representations; Disclaimer.
(a)    Purchaser acknowledges and agrees that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Acquired Companies and the Sellers expressly and specifically set forth in Sections 3.02 and 3.03, respectively, as qualified by the Disclosure Schedules, and the covenants and agreements of the Acquired Companies and the Sellers, respectively, expressly set forth in this Agreement. The representations and warranties of the Acquired Companies and the Sellers expressly and specifically set forth in Sections 3.02 and 3.03, respectively, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties and statements of any kind of any of the Acquired Companies and the Sellers in connection with this Agreement and the transactions contemplated hereby, and Purchaser expressly disclaims reliance upon any other representations, warranties and statements of any kind or nature, expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Acquired Companies, the quality, quantity or condition of the Acquired Companies assets). PURCHASER HEREBY COVENANTS AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES AND THE SELLERS,

RESPECTIVELY, SET FORTH IN SECTIONS 3.02 AND 3.03, RESPECTIVELY, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, NONE OF THE ACQUIRED COMPANIES, SELLERS OR ANY OTHER PERSON (INCLUDING ANY STOCKHOLDER, EQUITYHOLDER, MANAGER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, REPRESENTATIVE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) HAS MADE OR IS MAKING, AND PURCHASER HAS NOT RELIED ON AND IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE ACQUIRED COMPANIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) PURCHASER OR ANY OF PURCHASER’S REPRESENTATIVES.
(b)    In connection with the investigation by Purchaser of the Acquired Companies, Purchaser has received or may receive certain projections, forward-looking statements and other forecasts and certain business plan information of the Acquired Companies. Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the completeness, adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). Accordingly, Purchaser acknowledges, covenants and agrees that none of the Acquired Companies, the Sellers, or any past, present or future direct or indirect stockholder, equityholder, controlling Person, director, officer, employee, incorporator, member, manager, partner, Affiliate, agent, attorney or representative of the Acquired Companies and/or Sellers, any of their respective Affiliates, or the heirs, executors, administrators, estates, successors and assigns of the foregoing make or have made any representation or warranty with respect to, and Purchaser has not relied and is not relying on, any such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
8.13    Representation of Sellers and their Affiliates. Purchaser covenants and agrees, on its own behalf and on behalf of its Affiliates (including the Acquired Companies from and after the Closing), that, following the Closing, Ropes & Gray LLP may serve as counsel to Sellers and their Affiliates in connection with any matters related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including any litigation, claim or dispute arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, notwithstanding any representation of the Acquired Companies by Ropes & Gray LLP prior to the Closing. Purchaser, on its own behalf and on behalf of its Affiliates (including the Acquired Companies from and after the Closing), hereby irrevocably: (a) waives any claim any of them have or may have that Ropes & Gray LLP has or will have a conflict of interest or is or will be otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute (including litigation) arises after the Closing between Purchaser or its Affiliates

(including the Acquired Companies) on the one hand, and Sellers or any of their Affiliates, on the other hand, Ropes & Gray LLP may represent Sellers or any of their Affiliates in such dispute, even though the interests of such Person(s) may be directly adverse to Purchaser or its Affiliates (including the Acquired Companies) and even though Ropes & Gray LLP may have represented the Acquired Companies in a matter substantially related to such dispute. Purchaser, on its own behalf and on behalf of its Affiliates (including the Acquired Companies from and after the Closing), also further covenants and agrees that, as to all communications between Ropes & Gray LLP and any of the Acquired Companies, Sellers or Sellers’ Affiliates and representatives, that relate primarily to the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs and shall belong to Sellers and shall be controlled by Sellers and will not pass to or be claimed by Purchaser or its Affiliates (including the Acquired Companies from and after the Closing). In addition, from and after the Closing, all of the client files and records of or in the possession of Ropes & Gray LLP related to the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will continue to be property of (and be controlled by) Sellers, and none of Purchaser or any of its Affiliates (including the Acquired Companies from and after the Closing) will retain any copies of such records or have or seek any access to them. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Purchaser or any of its Affiliates (including the Acquired Companies from and after the Closing) and a party other than Sellers (or any Affiliate of Sellers), then Purchaser or any of its Affiliates (including the Acquired Companies from and after the Closing) may assert the attorney-client privilege to prevent disclosure of confidential communications by Ropes & Gray LLP to such third party; provided, however, that Purchaser and any of its Affiliates (including the Acquired Companies from and after the Closing) may not waive such privilege without the prior written consent of the Seller Representative (which may be withheld, conditioned or delayed in the sole discretion of the Seller Representative).
8.14    Parties in Interest. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives. Except for the rights and remedies of the Purchaser Indemnitees and Seller Indemnitees set forth in ARTICLE VI, nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any Person other than the parties hereto and their successors, permitted assigns, heirs and personal representatives.
[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
OMAM (2016 NEWCO) LLC

By: /s/ Peter L. Bain
Name: Peter L. Bain
Title: President and Chief Executive Officer

OMAM INC.

By: /s/ Peter L. Bain
Name: Peter L. Bain
Title: President and Chief Executive Officer

Signatures continue on next page

LANDMARK PARTNERS, LLC
By: /s/ Timothy L. Haviland
Name: Timothy L. Haviland
Title: President

SELLERS:

LMRK Intermediary, Inc.

By: /s/ Timothy L. Haviland
Name: Timothy L. Haviland
Title: President

/s/ Francisco L. Borges
Francisco L. Borges

/s/ Timothy L. Haviland
Timothy L. Haviland

/s/ James McConnell
James McConnell

/s/ Robert Shanfield
Robert Shanfield

/s/ Chad Alfeld
Chad Alfeld

/s/ Ian Charles
Ian Charles

/s/ Robert Dombi
Robert Dombi

/s/ Scott Humber
Scott Humber

/s/ R. Paul Mehlman
R. Paul Mehlman

/s/ Paul Parker
Paul Parker

/s/ Tina St. Pierre
Tina St. Pierre

/s/ Jamie Sunday
Jamie Sunday